                                                            EXHIBIT 4.1

                      AMENDED AND RESTATED CREDIT AGREEMENT

                                  by and among

                                ITEL CORPORATION,

                            THE LENDERS PARTY HERETO,

                                       AND

                  THE BANK OF NEW YORK, AS ADMINISTRATIVE AGENT

                                ----------------

                                  $115,000,000

                                ----------------


                            Dated as of May 19, 1995

                               TABLE OF CONTENTS

1. DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.1. Defined Terms.  . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.2. Other Definitional Provisions.  . . . . . . . . . . . . . . . .  13

2. AMOUNT AND TERMS OF LOANS.   . . . . . . . . . . . . . . . . . . . . .  14
     2.1. Loans.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     2.2. Notes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     2.3. Procedure for Borrowing.  . . . . . . . . . . . . . . . . . . .  15
     2.4. Termination or Reduction of Aggregate
          Commitments.  . . . . . . . . . . . . . . . . . . . . . . . . .  16
     2.5. Prepayments of the Loans.   . . . . . . . . . . . . . . . . . .  16
     2.6. Conversions.  . . . . . . . . . . . . . . . . . . . . . . . . .  17
     2.7. Interest Rate and Payment Dates.  . . . . . . . . . . . . . . .  18
     2.8. Substituted Interest Rate.  . . . . . . . . . . . . . . . . . .  19
     2.9. Taxes; Net Payments.  . . . . . . . . . . . . . . . . . . . . .  20
     2.10. Illegality.  . . . . . . . . . . . . . . . . . . . . . . . . .  21
     2.11. Increased Costs.   . . . . . . . . . . . . . . . . . . . . . .  21
     2.12. Indemnification for Loss.  . . . . . . . . . . . . . . . . . .  22
     2.13. Option to Fund.  . . . . . . . . . . . . . . . . . . . . . . .  23
     2.14. Use of Proceeds.   . . . . . . . . . . . . . . . . . . . . . .  23
     2.15. Capital Adequacy.  . . . . . . . . . . . . . . . . . . . . . .  23
     2.16. Administrative Agent's Records.  . . . . . . . . . . . . . . .  24

3. FEES; PAYMENTS   . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     3.1. Commitment Fee.   . . . . . . . . . . . . . . . . . . . . . . .  24
     3.2. Closing Fee.  . . . . . . . . . . . . . . . . . . . . . . . . .  24
     3.3. Pro Rata Treatment and Application of Principal
          Payments.   . . . . . . . . . . . . . . . . . . . . . . . . . .  24

4. REPRESENTATIONS AND WARRANTIES   . . . . . . . . . . . . . . . . . . .  25
     4.1. Subsidiaries.   . . . . . . . . . . . . . . . . . . . . . . . .  25
     4.2. Existence and Power.  . . . . . . . . . . . . . . . . . . . . .  25
     4.3. Authority.  . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     4.4. Binding Agreement.  . . . . . . . . . . . . . . . . . . . . . .  25
     4.5. Litigation.   . . . . . . . . . . . . . . . . . . . . . . . . .  26
     4.6. Required Consents.  . . . . . . . . . . . . . . . . . . . . . .  26
     4.7. No Conflicting Agreements.  . . . . . . . . . . . . . . . . . .  26
     4.8. Compliance with Applicable Laws.  . . . . . . . . . . . . . . .  26
     4.9. Taxes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     4.10. Governmental Regulations.  . . . . . . . . . . . . . . . . . .  27
     4.11. Federal Reserve Regulations; Use of Loan
           Proceeds.  . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     4.12. Plans; Multiemployer Plans.  . . . . . . . . . . . . . . . . .  27
     4.13. Financial Statements.  . . . . . . . . . . . . . . . . . . . .  27
     4.14. Property.  . . . . . . . . . . . . . . . . . . . . . . . . . .  28

     4.15. Franchises, Intellectual Property, Etc.  . . . . . . . . . . .  28
     4.16. Security Interests.  . . . . . . . . . . . . . . . . . . . . .  28
     4.17. Environmental Matters.   . . . . . . . . . . . . . . . . . . .  28
     4.18. Absence of Certain Restrictions.   . . . . . . . . . . . . . .  29
     4.19. Concerning the Collateral. . . . . . . . . . . . . . . . . . .  29
     4.20. Burdensome Obligations.  . . . . . . . . . . . . . . . . . . .  30
     4.21. No Misrepresentation.  . . . . . . . . . . . . . . . . . . . .  30

5. CONDITIONS TO CLOSING  . . . . . . . . . . . . . . . . . . . . . . . .  30
     5.1. Evidence of Action.   . . . . . . . . . . . . . . . . . . . . .  30
     5.2. This Agreement.   . . . . . . . . . . . . . . . . . . . . . . .  30
     5.3. Notes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
     5.4. Litigation.   . . . . . . . . . . . . . . . . . . . . . . . . .  31
     5.5. Approvals.  . . . . . . . . . . . . . . . . . . . . . . . . . .  31
     5.6. Opinion of Counsel to the Borrower.   . . . . . . . . . . . . .  31
     5.7. Opinion of Special Counsel.   . . . . . . . . . . . . . . . . .  31
     5.8. Compliance.   . . . . . . . . . . . . . . . . . . . . . . . . .  31
     5.9. Fees.   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
     5.10. Fees and Expenses of Special Counsel.  . . . . . . . . . . . .  32
     5.11. Other Documents.   . . . . . . . . . . . . . . . . . . . . . .  32

6. CONDITIONS OF LENDING - ALL LOANS  . . . . . . . . . . . . . . . . . .  32
     6.1. Compliance.   . . . . . . . . . . . . . . . . . . . . . . . . .  32
     6.2. Loan Closings.  . . . . . . . . . . . . . . . . . . . . . . . .  32
     6.3. Borrowing Request.  . . . . . . . . . . . . . . . . . . . . . .  32
     6.4. Documentation and Proceedings.  . . . . . . . . . . . . . . . .  32
     6.5. Required Acts and Conditions.   . . . . . . . . . . . . . . . .  33
     6.6. Approval of Special Counsel.  . . . . . . . . . . . . . . . . .  33
     6.7. Other Documents.  . . . . . . . . . . . . . . . . . . . . . . .  33

7. AFFIRMATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . .  33
     7.1. Financial Statements.   . . . . . . . . . . . . . . . . . . . .  33
     7.2. Certificates; Other Information.  . . . . . . . . . . . . . . .  34
     7.3. Legal Existence.  . . . . . . . . . . . . . . . . . . . . . . .  37
     7.4. Taxes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
     7.5. Insurance.  . . . . . . . . . . . . . . . . . . . . . . . . . .  37
     7.6. Payment of Indebtedness and Performance of
          Obligations.  . . . . . . . . . . . . . . . . . . . . . . . . .  37
     7.7. Condition of Property.  . . . . . . . . . . . . . . . . . . . .  38
     7.8. Observance of Legal Requirements.   . . . . . . . . . . . . . .  38
     7.9. Inspection of Property; Books and Records;
          Discussions.  . . . . . . . . . . . . . . . . . . . . . . . . .  38
     7.10. Licenses, Intellectual Property.   . . . . . . . . . . . . . .  38
     7.11. Liquidity.   . . . . . . . . . . . . . . . . . . . . . . . . .  38
     7.12. Asset Coverage Ratio.  . . . . . . . . . . . . . . . . . . . .  39
     7.13. Liquid Asset Coverage Ratio.   . . . . . . . . . . . . . . . .  39
     7.14. Minimum Net Worth.   . . . . . . . . . . . . . . . . . . . . .  39

8. NEGATIVE COVENANTS   . . . . . . . . . . . . . . . . . . . . . . . . .  39
     8.1. Indebtedness.   . . . . . . . . . . . . . . . . . . . . . . . .  39
     8.2. Liens.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
     8.3. Merger, Consolidation and Certain Dispositions
          of Property.  . . . . . . . . . . . . . . . . . . . . . . . . .  40

     8.4. Contingent Obligations.   . . . . . . . . . . . . . . . . . . .  40
     8.5. Dividends and Purchase of Stock.  . . . . . . . . . . . . . . .  41
     8.6. Investments, Loans, Etc.  . . . . . . . . . . . . . . . . . . .  41
     8.7. Business and Name Changes.  . . . . . . . . . . . . . . . . . .  42
     8.8. Dispositions of Collateral.   . . . . . . . . . . . . . . . . .  42
     8.9. Restricted Subsidiaries.  . . . . . . . . . . . . . . . . . . .  43
     8.10. Certificate of Incorporation and By-laws.  . . . . . . . . . .  43
     8.11. ERISA.   . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
     8.12. Prepayments of Indebtedness.   . . . . . . . . . . . . . . . .  43
     8.13. Sale and Leaseback.  . . . . . . . . . . . . . . . . . . . . .  43
     8.14. Fiscal Year.   . . . . . . . . . . . . . . . . . . . . . . . .  43
     8.15. Capital Expenditures.  . . . . . . . . . . . . . . . . . . . .  43
     8.16. Amendments, Etc. of Certain Agreements.  . . . . . . . . . . .  44
     8.17. Transactions with Affiliates.  . . . . . . . . . . . . . . . .  44
     8.18. Issuance of Additional Capital Stock.  . . . . . . . . . . . .  44

9. DEFAULT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
     9.1. Events of Default.  . . . . . . . . . . . . . . . . . . . . . .  44

10. THE ADMINISTRATIVE AGENT  . . . . . . . . . . . . . . . . . . . . . .  47
     10.1. Appointment.   . . . . . . . . . . . . . . . . . . . . . . . .  47
     10.2. Delegation of Duties.  . . . . . . . . . . . . . . . . . . . .  48
     10.3. Exculpatory Provisions.  . . . . . . . . . . . . . . . . . . .  48
     10.4. Reliance by Administrative Agent.  . . . . . . . . . . . . . .  48
     10.5. Notice of Default.   . . . . . . . . . . . . . . . . . . . . .  49
     10.6. Non-Reliance on Administrative Agent and Other
           Lenders.   . . . . . . . . . . . . . . . . . . . . . . . . . .  49
     10.7. Indemnification.   . . . . . . . . . . . . . . . . . . . . . .  49
     10.8. Administrative Agent in its Individual
           Capacity.  . . . . . . . . . . . . . . . . . . . . . . . . . .  50
     10.9. Successor Administrative Agent.  . . . . . . . . . . . . . . .  50

11. OTHER PROVISIONS.   . . . . . . . . . . . . . . . . . . . . . . . . .  51
     11.1. Amendments and Waivers.  . . . . . . . . . . . . . . . . . . .  51
     11.2. Notices.   . . . . . . . . . . . . . . . . . . . . . . . . . .  51
     11.3. No Waiver; Cumulative Remedies.  . . . . . . . . . . . . . . .  52
     11.4. Survival of Representations and Warranties.  . . . . . . . . .  53
     11.5. Payment of Expenses and Taxes.   . . . . . . . . . . . . . . .  53
     11.6. Lending Offices.   . . . . . . . . . . . . . . . . . . . . . .  53
     11.7. Successors and Assigns.  . . . . . . . . . . . . . . . . . . .  54
     11.8. Counterparts.  . . . . . . . . . . . . . . . . . . . . . . . .  55
     11.9. Adjustments; Set-off.  . . . . . . . . . . . . . . . . . . . .  56
     11.10. Lenders' Representations.   . . . . . . . . . . . . . . . . .  56
     11.11. Indemnity.  . . . . . . . . . . . . . . . . . . . . . . . . .  57
     11.12. Governing Law.  . . . . . . . . . . . . . . . . . . . . . . .  57
     11.13. Headings Descriptive.   . . . . . . . . . . . . . . . . . . .  57
     11.14. Severability.   . . . . . . . . . . . . . . . . . . . . . . .  57
     11.15. Integration.  . . . . . . . . . . . . . . . . . . . . . . . .  58

     11.16. Consent to Jurisdiction.  . . . . . . . . . . . . . . . . . .  58
     11.17. Service of Process.   . . . . . . . . . . . . . . . . . . . .  58
     11.18. No Limitation on Service or Suit.   . . . . . . . . . . . . .  58
     11.19. WAIVER OF TRIAL BY JURY.  . . . . . . . . . . . . . . . . . .  58
     11.20. Savings Clause; Security Agreement.   . . . . . . . . . . . .  59


EXHIBITS
--------
Exhibit A                  List of Commitments
Exhibit B                  Form of Revolving Credit Note
Exhibit C                  Form of Borrowing Request
Exhibit D                  Form of Compliance Certificate
Exhibit E                  Form of Assignment and Acceptance Agreement
Exhibit F                  Form of Opinion of Counsel to the Borrower
Exhibit G                  Form of Opinion of Special Counsel


SCHEDULES
---------
Schedule 1.1               List of Lending Offices
Schedule 4.1               List of Subsidiaries; Capitalization
Schedule 4.5               List of Litigation
Schedule 4.12              List of Plans and Multiemployer Plans
Schedule 8.1               List of Existing Indebtedness
Schedule 8.2               List of Existing Liens
Schedule 8.4               List of Existing Contingent Obligations
Schedule 8.6               List of Existing Investments

           AMENDED AND RESTATED CREDIT AGREEMENT, dated as of May 19, 1995, by and among ITEL CORPORATION, a Delaware corporation (the "Borrower"), each lender party hereto (each a "Lender" and, collectively, the "Lenders") and THE BANK OF NEW YORK, as agent for the Lenders (in such capacity, the "Administrative Agent").

                                    RECITALS

            I. Pursuant to the Term Loan Agreement, dated as of November 10, 1994, by and among the Borrower, the Lenders and the Administrative Agent (as amended to the date hereof, the "Existing Agreement"), the Lenders made term loans (the "Existing Loans") to the Borrower.

            II. The Borrower, the Lenders and the Administrative Agent desire to amend and restate the Existing Agreement in its entirety, to, among other things, convert the Existing Agreement and the Existing Loans to a revolving credit agreement and revolving credit loans, respectively.

            III. For convenience, this Agreement is dated as of May 19, 1995 (the "Restatement Effective Date"), and references to certain matters relating to the period prior to the date hereof have been deleted.

1.          DEFINITIONS

            1.1.    Defined Terms.

                    As used in this Agreement, terms defined in the preamble have the meanings therein indicated, and the following terms have the following meanings:

                    "ABR Advances": the Loans (or any portions thereof) at such time as they (or such portions) are made and/or being maintained at a rate of interest based upon the Alternate Base Rate.

                    "Accountants": Ernst & Young (or any successor thereto), or such other firm of certified public accountants of recognized national standing selected by the Borrower and reasonably satisfactory to the Administrative Agent.

                    "Advance": an ABR Advance or a Eurodollar Advance, as the case may be.

                    "Affected Advance": as defined in Section 2.8.

                    "Affected Principal Amount": in the event that (i) the Borrower shall fail for any reason to borrow or convert after it shall have notified the Administrative Agent of its intent to do so in any instance in which it shall have requested a Eurodollar Advance pursuant to Section 2.3 or 2.6, an amount equal to the principal amount of such Eurodollar Advance; (ii) a Eurodollar Advance shall terminate for any reason prior to the last day of the Interest Period applicable thereto, an amount equal to the principal amount of such

Eurodollar Advance; and (iii) the Borrower shall prepay or repay all or any part of the principal amount of a Eurodollar Advance prior to the last day of the Interest Period applicable thereto, an amount equal to the principal amount of such Eurodollar Advance so prepaid or repaid.

                    "Affiliate": as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote 5% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

                    "Aggregate Commitments": on any date, the sum of the Commitments of all Lenders on such date.

                    "Agreement": this Amended and Restated Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

                    "Alternate Base Rate": on any date, a rate of interest per annum equal to the higher of (i) the Federal Funds Rate in effect on such date plus 1/2 of 1% or (ii) the BNY Rate in effect on such date.

                    "Anixter": Anixter Inc., a Delaware corporation, formerly known as Anixter Bros., Inc.

                    "Anixter Credit Agreement": the Amended and Restated Credit Agreement, dated as of March 11, 1994, as amended by Amendment No. 1, dated as of July 29, 1994, and Amendment No. 2, dated as of October 21, 1994, among Anixter, the financial institutions party thereto and Chemical Bank, as agent, or any replacement or refinancing thereof with the same or different lenders provided that the proceeds of loans under such replacement or refinancing are to be used for the same purposes as in the foregoing agreement, as the same may hereafter be amended, supplemented or otherwise modified from time to time in accordance with Section 8.16.

                    "Annualized Anixter EBITDA": at the end of (i) the first fiscal quarter ending after the Original Effective Date, four times Anixter EBITDA for such fiscal quarter, (ii) the first two fiscal quarters ending after the Original Effective Date, two times Anixter EBITDA for such two fiscal quarters, (iii) the first three fiscal quarters ending after the Original Effective Date, 1.3333 times Anixter EBITDA for such three fiscal quarters and
(iv) the first four fiscal quarters ending after the Original Effective Date and each fiscal quarter thereafter, Anixter EBITDA for the immediately preceding four fiscal quarters.

                    "Anixter EBITDA": for any period, net income of Anixter and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus the sum of, without duplication, (i) Anixter Interest Expense, (ii) provision for income taxes of Anixter and its Subsidiaries and
(iii) depreciation, amortization and other non-cash charges of Anixter and its Subsidiaries, each to the extent deducted in determining such net income for such period.

                    "Anixter Interest Expense": for any period, interest expense (adjusted to give effect to all interest rate swap, interest rate cap or similar interest rate hedging agreements and fees and expenses in connection therewith) of Anixter and its Subsidiaries such period, determined on a consolidated basis in accordance with GAAP.

                    "Anixter Net Worth": at any date of determination, the sum of all amounts which would be included under shareholders' equity on a consolidated balance sheet of Anixter and its Subsidiaries determined in accordance with GAAP as at such date.

                    "Anixter Total Funded Debt": all indebtedness for borrowed money of Anixter.

                    "ANTEC": ANTEC Corporation, a Delaware corporation.

                    "Applicable Lending Office": in respect of any Lender, (i) in the case of such Lender's ABR Advances, its Domestic Lending Office and (ii) in the case of such Lender's Eurodollar Advances, its Eurodollar Lending Office.

                    "Applicable Margin": at all times during the applicable periods set forth below: (i) with respect to the unpaid principal amount of ABR Advances, 0% and (ii) with respect to the unpaid principal amount of Eurodollar Advances, 1.125%.

                    "Asset Coverage Ratio": on any date of determination, the ratio of (i) the sum of (a) the aggregate market value of ANTEC Stock owned by the Borrower on such date (determined at the close of business on the immediately preceding Business Day) plus (b) the lesser of (1) the Anixter Net Worth on such date, or (2) the difference (if positive) between (x) the product of nine multiplied by Annualized Anixter EBITDA minus (y) Anixter Total Funded Debt outstanding on such date, to (ii) the outstanding principal balance of the Loans on such date (less the amount of cash, if any, held on such date as Collateral by the Administrative Agent pursuant to the Security Agreement as provided in Section 7.12).

                    "Assignment and Acceptance Agreement": an assignment and acceptance agreement executed by an assignor and an assignee pursuant to which the assignor assigns to the assignee all or any portion of such assignor's Note and Commitment, substantially in the form of Exhibit E.

                    "Assignment Fee": as defined in Section 11.7(b).

                    "Authorized Signatory": the chairman of the board, the president, any vice president or any other duly authorized officer (acceptable to the Administrative Agent) of the Borrower.

                    "Bank of Boston Line": the $2,000,000 letter of credit line made available by the Bank of Boston to Signal.

                    "Benefited Lender": as defined in Section 11.9.

                    "BNY": The Bank of New York.

                    "BNY Rate": a rate of interest per annum equal to the rate of interest publicly announced in New York City by BNY from time to time as its prime commercial lending rate, such rate to be adjusted automatically (without notice) on the effective date of any change in such publicly announced rate.

                    "Borrowing Date": any Business Day specified in a Borrowing Request as a date on which the Borrower requests the Lenders to make Loans.

                    "Borrowing Request": a request for Loans in the form of Exhibit C.

                    "Business Day": for all purposes other than as set forth in clause (ii) below, (i) any day other than a Saturday, a Sunday or a day on which commercial banks located in New York City are authorized or required by law or other governmental action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) above and which is also a day on which dealings in foreign currency and exchange and Eurodollar funding between banks may be carried on in London, England.

                    "Capital Leases": leases which have been, or under GAAP are required to be, capitalized.

                    "Cash Collateral": as defined in the Security Agreement.

                    "Change in Control": any of the following: (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becoming the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act) of Voting Shares entitled to exercise more than 50% of the total voting power of all outstanding Voting Shares (including any Voting Shares that are not then outstanding of which such person or group is deemed the beneficial owner), unless such beneficial ownership is approved by the board of directors of the Borrower prior to such acquisition or (ii) a change in the board of directors of the Borrower in which the individuals who constituted the board of directors of the Borrower at the beginning of the two-year period immediately preceding such change (together with any other director whose election by the board of directors of the Borrower or whose nomination for election by the shareholders of the Borrower was approved by a vote of at least two-thirds of the directors then in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office. For purposes of this definition, (i) "Voting Shares" shall mean all outstanding shares of any class or classes (however designated) of capital Stock entitled to vote generally in the election of members of the board of directors of the Borrower and (ii) the "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                    "Closing Fee": as defined in Section 3.2.

                    "Code": the Internal Revenue Code of 1986, as the same may be amended from time to time, or any successor thereto, and the rules and regulations issued thereunder, as from time to time in effect.

                    "Collateral": collectively, the collateral under and as defined in the Security Agreement.

                    "Commitment": in respect of any Lender, such Lender's undertaking during the Commitment Period to make Loans to the Borrower, subject to the terms and conditions hereof, in an aggregate outstanding principal amount not exceeding the amount set forth next to the name of such Lender in Exhibit A under the heading "Commitments", as the same may be reduced pursuant to Section 2.4.

                    "Commitment Fee": as defined in Section 3.1.

                    "Commitment Percentage": as to any Lender, the percentage set forth opposite the name of such Lender in Exhibit A under the heading "Commitment Percentage".

                    "Commitment Period": the period from the Restatement Effective Date through the Business Day immediately preceding the Maturity Date.

                    "Compliance Certificate": a certificate substantially in the form of Exhibit D.

                    "Consolidated": the Borrower and its Subsidiaries which are consolidated for financial reporting purposes.

                    "Contingent Obligation": as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and whether arising from partnership or keep-well agreements, including, without limitation, any obligation of such Person, whether contingent or not contingent (a) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain net worth, solvency or other financial statement condition of the primary obligor, (c) to purchase Property, securities or services primarily for the purpose of assuring the beneficiary of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure, protect from loss or hold harmless the beneficiary of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include the indorsement of instruments for deposit or collection in the ordinary course of business. The term Contingent Obligation shall also include the liability of a general partner in respect of the liabilities of the partnership in which it is a general partner. The amount of any Contingent Obligation of a Person shall be deemed to be an amount equal to the lesser of the (i) stated or (ii) determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

                    "Conversion Date": the date on which a Eurodollar Advance is converted to an ABR Advance, or the date on which an ABR Advance is converted to a Eurodollar Advance, or the date on which a Eurodollar Advance is converted to a new Eurodollar Advance, all in accordance with Section 2.6.

                    "Default": any event or condition which constitutes an Event of Default or which, with the giving of notice, the lapse of time, or any other condition, would, unless cured or waived, become an Event of Default.

                    "Dollars" and "$": lawful currency of the United States of America.

                    "Domestic Lending Office": in respect of any Lender, initially, the office or offices of such Lender designated as such on Schedule 1.1; thereafter, such other office of such Lender, through which it shall be making or maintaining ABR Advances, as reported by such Lender to the Administrative Agent and the Borrower.

                    "Environmental Laws": any and all federal, state and local laws relating to the environment, the use, storage, transporting, manufacturing, handling, discharge, disposal or recycling of hazardous substances, materials or pollutants or industrial hygiene and including, without limitation, (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 USCA Section 9601 et seq.; (ii) the Resource Conservation and Recovery Act of 1976, as amended, 42 USCA Section 6901 et seq.; (iii) the Toxic Substance Control Act, as amended, 15 USCA Section 2601 et. seq.; (iv) the Water Pollution Control Act, as amended, 33 USCA Section 1251 et. seq.; (v) the Clean Air Act, as amended, 42 USCA Section 7401 et seq.; (vi) the Hazardous Materials Transportation Authorization Act of 1994, as amended, 49 USCA Section 5101 et seq. and (viii) all rules, regulations judgments decrees injunctions and restrictions thereunder and any analogous state law.

                    "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations issued thereunder, as from time to time in effect.

                    "ERISA Affiliate": any Person which is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which the Borrower or any Subsidiary is a member, or (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the Lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which the Borrower or any Subsidiary is a member.

                    "ERISA Liabilities": without duplication, the aggregate of all unfunded vested benefits under all Plans and all potential withdrawal liabilities under all Multiemployer Plans.

                    "Eurodollar Advances": collectively, the Loans (or any portions thereof) at such time as they (or such portions) are made and/or being maintained at a rate of interest based upon the Eurodollar Rate.

                    "Eurodollar Lending Office": in respect of any Lender, initially, the office, branch or affiliate of such Lender designated as such on
Schedule 1.1 (or, if no such office branch or affiliate is specified, its Domestic Lending Office); thereafter, such other office, branch or affiliate of such Lender through which it shall be making or maintaining Eurodollar Advances, as reported by such Lender to the Administrative Agent and the Borrower.

                    "Eurodollar Rate": with respect to any Interest Period applicable to any Eurodollar Advance, a rate of interest per annum, as determined by the Administrative Agent, obtained by dividing (and then rounding to the nearest 1/16 of 1% or, if there is no nearest 1/16 of 1%, then to the next higher 1/16 of 1%):

                             (a) the average (rounded upward, if necessary, to
the next 1/16 of 1%) of the respective rates per annum, as reported by BNY to the Administrative Agent, quoted by BNY to leading banks in the interbank eurodollar market as the rate at which

BNY is offering Dollar deposits in immediately available funds in an amount equal approximately to the Eurodollar Advance of BNY to which such Interest Period shall apply for a period equal to such Interest Period, as quoted at approximately 11:00 a.m. two Business Days prior to the first day of such Interest Period, by

                             (b) a number equal to 1.00 minus the aggregate of
the then stated maximum rates during such Interest Period of all reserve requirements (including, without limitation, marginal, emergency, supplemental and special reserves), expressed as a decimal, established by the Board of Governors of the Federal Reserve System and any other banking authority to which BNY and other major United States money center banks are subject, in respect of eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of the Board of Governors of the Federal Reserve System) or in respect of any other category of liabilities including deposits by reference to which the interest rate on Eurodollar Advances is determined or any category of extensions of credit or other assets which includes loans by non-domestic offices of any Lender to United States residents. Such reserve requirements shall include, without limitation, those imposed under such Regulation D. Eurodollar Advances shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed to be subject to such reserve requirements without benefit of credits for proration, exceptions or offsets which may be available from time to time to any Lender under such Regulation D. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in any such reserve requirement.

                    "Event of Default": any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time or any other condition has been satisfied.

                    "Existing Agreement": as defined in the Recitals.

                    "Existing Loans": as defined in the Recitals.

                    "Federal Funds Rate": for any day, a rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%), equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average of the quotations for such day on such transactions received by BNY as determined by BNY and reported to the Administrative Agent.

                    "Financial Statements": as defined in Section 4.13.

                    "GAAP": generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statement by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination, consistently applied.

                    "Governmental Authority": any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator.

                    "Hazardous Substance": any hazardous or toxic substance, material or waste, including, but not limited to, (i) those substances, materials, and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 CFR 172.111) or by the Environmental Protection Agency as hazardous substances (40 CFR Part 302) and amendments thereto and replacements therefor and (ii) any substance, pollutant or material defined as, or designated in, any Environmental Law as a "hazardous substance," "toxic substance," "hazardous material," "hazardous waste," "restricted hazardous waste," "pollutant," "toxic pollutant" or words of similar import.

                    "Highest Lawful Rate": with respect to any Lender, the maximum rate of interest, if any, that at any time or from time to time may be contracted for, taken, charged or received by such Lender on its Note or which may be owing to such Lender pursuant to this Agreement under the laws applicable to such Lender and this Agreement.

                    "Indebtedness": as to any Person, at a particular time, all items which constitute, without duplication, (a) indebtedness for borrowed money or the deferred purchase price of Property (other than trade payables incurred in the ordinary course of business), (b) indebtedness evidenced by notes, bonds, debentures or similar instruments, (c) obligations with respect to any conditional sale or title retention agreement, (d) indebtedness arising under acceptance facilities and the amount available to be drawn under all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder to the extent such Person shall not have reimbursed the issuer in respect of the issuer's payment of such drafts, (e) all liabilities secured by any Lien on any Property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof (other than carriers', warehousemen's, mechanics', repairmen's or other like non-consensual statutory Liens arising in the ordinary course of business), (f) obligations under Capital Leases, (g) Contingent Obligations and (h) ERISA Liabilities.

                    "Indemnified Person": as defined in Section 11.11.

                    "Intellectual Property": all copyrights, trademarks, patents, trade names and service names.

                    "Interest Payment Date": (i) as to any ABR Advance, the last day of each March, June, September and December commencing on the first of such days to occur after such ABR Advance is made or any Eurodollar Advance is converted to an ABR Advance, (ii) as to any Eurodollar Advance in respect of which the Borrower has selected an Interest Period of one, two or three months, the last day of such Interest Period, and (iii) as to any Eurodollar Advance in respect of which the Borrower has selected an Interest Period of six months, the day which is three months after the first day of such Interest Period and the last day of such Interest Period.

                    "Interest Period": with respect to any Eurodollar Advance requested by the Borrower, the period commencing on, as the case may be, the Borrowing Date or Conversion Date with respect to such Eurodollar Advance and ending one, two, three or six months thereafter, as selected by the Borrower in its irrevocable Borrowing Request as provided in Section 2.3 or its irrevocable notice of conversion as provided in
Section 2.6; provided, however, that all of the foregoing provisions relating to Interest Periods are subject to the following:

                             (i) if any Interest Period would otherwise end on a
day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

                             (ii) if, with respect to the borrowing of any Loan
or the conversion of one Advance to another, the Borrower shall fail to give due notice as provided in Section 2.3 or 2.6, as the case may be, the Borrower shall be deemed to have elected that such Loan or Advance shall be made as an ABR Advance;

                             (iii) any Interest Period that begins on the last
Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

                             (iv) no Interest Period selected in respect of any
Loan shall end after the Maturity Date; and

                             (v) the Borrower shall select Interest Periods so
as not to have more than five different Interest Periods outstanding at any one time for all Loans.

                    "Investments": as defined in Section 8.6.

                    "Itel Quadrum": Itel Quadrum, Inc., a Delaware corporation and a wholly-owned Subsidiary of Itel Rail.

                    "Itel Rail": Itel Rail Holdings Corp., a Delaware corporation and a wholly-owned Subsidiary of Itel.

                    "Lien": any mortgage, pledge, hypothecation, assignment, deposit or preferential arrangement, encumbrance, lien (statutory or other), or other security agreement or security interest of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement and any capital or financing lease having substantially the same economic effect as any of the foregoing.

                    "Liquid Asset Coverage Ratio": on any date of determination, the ratio of (i) the sum of (a) the market value of the Stock of Santa Fe and ANTEC held by the Borrower on such date (in each case determined at the close of business on the immediately preceding Business Day) plus (b) cash held by the Borrower on such date plus (c) Marketable Securities held by the Borrower on such date plus (d) the outstanding principal amount of loans on such date (not in excess of $10,000,000) made by the Borrower to Anixter in order to enable Anixter to prepay revolving credit loans under the Anixter Credit Agreement, provided that the Borrower has the currently exercisable right to receive repayment from Anixter of, and Anixter has sufficient funds to pay, the full amount of such loans, including, without limitation, under the terms of any subordination provisions applicable thereto, to (ii) the outstanding principal balance of the Loans on such date.

                    "Loan" and "Loans": as defined in Section 2.1.

                    "Loan Availability": on any date of determination, the excess (if positive) of the Aggregate Commitments over the aggregate outstanding principal balance of the Loans.

                    "Loan Documents": collectively, this Agreement, the Notes, and the Security Agreement.

                    "Margin Stock": any "margin stock", as said term is defined in Regulation U of the Board of Governors of the Federal Reserve System, as the same may be amended or supplemented from time to time.

                    "Marketable Securities": collectively, (i) securities issued or guaranteed by the United States of America, (ii) corporate and municipal bonds rated BBB or better by Standard & Poors or A or better by Moody's Investors Service, Inc., (iii) common stocks and convertible bonds regularly tradeable on a recognized exchange, (iv) commercial paper rated not less than A2 by Standard & Poors or P2 by Moody's Investors Service, Inc., (v) banker's acceptances created by the Administrative Agent or any Lender and (vi) certificates of deposit with 6 months or less to maturity from the date of acquisition. Notwithstanding the foregoing, "Marketable Securities" shall not include any of the Collateral.

                    "Material Adverse Change": a material adverse change in the financial condition, operations or business, prospects or Property of (i) the Borrower or (ii) the Borrower and its Subsidiaries taken as a whole.

                    "Material Adverse Effect": a material adverse effect on the financial condition, operations or business, prospects or Property of the Borrower and its Restricted Subsidiaries taken as a whole.

                    "Material Restricted Subsidiary": at any time of determination, each Restricted Subsidiary once it has assets exceeding $500,000.

                    "Maturity Date": December 31, 1997, or such earlier date on which the Notes shall become due and payable, whether by acceleration or otherwise.

                    "Multiemployer Plan": a plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

                    "Net Offering Proceeds": in respect of any Offering, the aggregate gross proceeds received by the Borrower from such Offering less (i) sales and other commissions (including, without duplication, underwriting discounts and commissions to the extent that the same have not been taken into account in determining the gross proceeds received by the Borrower) and (ii) legal and other expenses incurred in connection with such Offering.

                    "Net Sales Proceeds": the aggregate gross sales proceeds received in cash from each sale, redemption or other disposition, direct or indirect, of Collateral, including, without limitation, cash payments received from time to time on account of the prin-cipal of any note received as consideration for any such sale or other disposition less (a) sales and other commissions and legal and other expenses incurred in connection with such sale and (b) taxes reasonably estimated to be payable in cash by the Borrower or any Material Restricted Subsidiary in respect of such sale for the taxable year in which such sale occurred (taking into consideration the Borrower's overall Consolidated tax position for such year).

                    "Net Worth": at any date of determination, the sum of all amounts which would be included under shareholders' equity on a Consolidated balance sheet of the Borrower and its Subsidiaries determined in accordance with GAAP as at such date.

                    "Newsprint Guaranty": the Guaranty, dated as of September 28, 1989, as amended, made by Signal Capital Holding Corporation and assumed by the Borrower to the obligees listed therein, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 8.16.

                    "Note" and "Notes": as defined in Section 2.2.

                    "Offering": any public offering or private placement by the Borrower of shares of its Stock.

                    "Original Effective Date": November 10, 1994.

                    "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any Governmental Authority succeeding to the functions thereof.

                    "Permitted Liens": Liens permitted to exist under Section
8.2.

                    "Person": an individual, a partnership, a corporation, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other entity of whatever nature.

                    "Plan": any employee benefit or other plan established or maintained by the Borrower or any ERISA Affiliate and which is covered by or subject to the minimum funding standards of Title IV of ERISA, other than a Multiemployer Plan.

                    "Pledged Stock": as defined in the Security Agreement.

                    "Property": all types of real, personal, tangible, intangible or mixed Property.

                    "Real Property": all real Property owned or leased by the Borrower or any Restricted Subsidiary.

                    "Registration Rights Agreement": the Registration Rights Agreement, dated as of June 1, 1993, between the Borrower and ANTEC, as the same may be amended, modified or otherwise modified from time to time in accordance with Section 8.16.

                    "Remaining Interest Period": (i) in the event that the Borrower shall fail for any reason to borrow a Loan in respect of which it shall have requested a Eurodollar Advance or convert an Advance to a Eurodollar Advance after it shall have notified the Administrative Agent of its intent to do so pursuant to Section 2.3 or 2.6, a period equal to the Interest Period that the Borrower elected in respect of such Eurodollar Advance; or (ii) in the event that a Eurodollar Advance shall terminate for any reason prior to the last day of the Interest Period applicable thereto, a period equal to the remaining portion of such Interest Period if such Interest Period had not been so terminated; or (iii) in the event that the Borrower shall prepay or repay all or any part of the principal amount of a Eurodollar Advance prior to the last day of the Interest Period applicable thereto, a period equal to the period from and including the date of such prepayment or repayment to but excluding the last day of such Interest Period.

                    "Required Lenders": at any time when no Loans are outstanding, Lenders having Commitments (or if no Commitments then exist, Lenders having Commitments on the last day on which Commitments did exist) equal to at least 66-2/3% of the aggregate Commitments of all the Lenders, and at any time when Loans are outstanding, Lenders holding Notes having an unpaid principal balance equal to at least 66-2/3% of the aggregate Loans outstanding.

                    "Restatement Effective Date": as defined in the Recitals.

                    "Restricted Subsidiary": each Subsidiary of the Borrower other than Anixter and each Subsidiary of Anixter.

                    "Santa Fe": Santa Fe Energy Resources Corporation, a Delaware corporation.

                    "SBA Guarantee": the Guarantee, dated as of July 29, 1994, made by the Borrower to the United States Small Business Administration, under which the Borrower guaranteed the obligations of Seacoast Capital Corporation as general partner of Seacoast to make certain capital contributions to Seacoast pursuant to Seacoast's Amended and Restated Agreement of Limited Partnership, as such SBA Guarantee may be amended, supplemented or otherwise modified from time to time in accordance with Section 8.16.

                    "Seacoast": Seacoast Capital Partners L.P., a limited partnership organized under the laws of the Commonwealth of Massachusetts and a wholly-owned Subsidiary of Signal.

                    "SEC": the Securities and Exchange Commission, or any Governmental Authority succeeding to the functions thereof.

                    "Security Agreement": the Security Agreement, dated as of April 12, 1995, made by the Borrower in favor of the Administrative Agent, as the same may be amended, supplemented or otherwise modified from time to time.

                    "Signal": Signal Capital Corporation, a Delaware corporation and a wholly-owned Subsidiary of Itel Rail.

                    "Special Counsel": Emmet, Marvin & Martin, LLP, special counsel to the Administrative Agent.

                    "Stock": any and all shares, rights, interests, participations, warrants or other equivalents (however designated) of corporate stock.

                    "Subsidiary": as to any Person, any corporation, association, partnership, joint venture or other business entity of which such Person or any Subsidiary of such Person, directly or indirectly, either (i) in respect of a corporation, owns or controls more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors or similar managing body, irrespective of whether a class or classes shall or might have voting power by reason of the happening of any contingency, or (ii) in respect of an association, partnership, joint venture or other business entity, is entitled to share in more than 50% of the profits and losses, however determined, provided that for purposes of this definition, the term "Subsidiary" shall not include Subsidiaries of Signal, the stock of which was acquired as a result of the lending activities of Signal.

                    "Tax Sharing Agreement": the Tax Sharing Agreement, dated as of January 1, 1987, between Anixter and the Borrower, as the same may be amended, supplemented or otherwise modified from time to time pursuant to
Section 8.16.

                    "Taxes": any present or future income, stamp or other taxes, levies, imposts, duties, fees, assessments, deductions, withholdings, or other charges of whatever nature, now or hereafter imposed, levied, collected, withheld, or assessed by any Governmental Authority.

            1.2.    Other Definitional Provisions.

                    (a) All terms defined in this Agreement shall have the meanings given such terms herein when used in the Loan Documents or any certificate, opinion or other document made or delivered pursuant hereto or thereto, unless otherwise defined therein.

                    (b) As used in the Loan Documents and in any certificate, opinion or other document made or delivered pursuant hereto or thereto, accounting terms not defined in Section 1.1, and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

                    (c) The words "hereof", "herein", "hereto" and "hereunder" and similar words when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, schedule and exhibit references contained herein shall refer to Sections hereof or schedules or exhibits hereto unless otherwise expressly provided herein.

                    (d) The word "or" shall not be exclusive; "may not" is prohibitive and not permissive.

                    (e) Unless the context otherwise requires, words in the singular number include the plural, and words in the plural include the singular.

                    (f) Unless specifically provided in a Loan Document to the contrary, references to time shall refer to New York City time.

                    (g) Unless specifically provided in a Loan Document to the contrary, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

                    (h) References in any Loan Document to a fiscal period shall refer to that fiscal period of the Borrower.

2. AMOUNT AND TERMS OF LOANS.

            2.1.    Loans.

                    Pursuant to the Existing Agreement, the Borrower borrowed the Existing Loans. On the Restatement Effective Date, and subject to the terms and conditions hereof, the aggregate outstanding principal balance of the Existing Loans shall be converted to revolving credit loans. Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (each, together with each Existing Loan being converted as set forth above, a "Loan" and, as the context may require, collectively with all other Loans of such Lender, with the Loans of all other Lenders and the Existing Loans being converted as set forth above, the "Loans") to the Borrower from time to time during the Commitment Period, provided, however, that immediately after giving effect thereto (i) the outstanding principal balance of such Lender's Loans would not exceed such Lender's Commitment, and (ii) the aggregate outstanding principal balance of all Lenders' Loans would not exceed the Aggregate Commitments. During the Commitment Period, the Borrower may borrow, prepay in whole or in part and reborrow under the Aggregate Commitments, all in accordance with the terms and conditions of this Agreement. Subject to the provisions of Sections 2.3 and 2.6, Loans may be (a) ABR Advances, (b) Eurodollar Advances or (c) any combination thereof.

            2.2.    Notes.

                    The Loans made by a Lender shall be evidenced by a promissory note of the Borrower, substantially in the form of Exhibit B, with appropriate insertions therein as to date and principal amount (each, as indorsed or modified from time to time, a "Note" and, collectively with the Notes of all other Lenders, the "Notes"), payable to the order of such Lender for the account of its Applicable Lending Office and representing the obligation of the Borrower to pay the lesser of (i) the original amount of the Commitment of such Lender and (ii) the aggregate unpaid principal balance of all Loans made by such Lender, with interest thereon as prescribed in Section 2.7. Each Note shall (i) be dated the Restatement Effective Date, (ii) be stated to mature on the Maturity Date and (iii) bear interest from the date thereof on the unpaid principal balance thereof at the applicable interest rate or rates per annum determined as provided in Section 2.7. Interest on each Note shall be payable as specified in Section 2.7. The (i) date and amount of each Loan made by a Lender,
(ii) its character as an ABR Advance, a Eurodollar Advance or a combination thereof, (iii) the interest rate and Interest Period (if any) applicable to Eurodollar Advances, and (iv) each payment and prepayment of the principal thereof, shall be recorded by such Lender on its books and, prior to any transfer of its Note, indorsed by such Lender on the schedule attached thereto or any continuation thereof, provided that the failure of such Lender to make any such recordation or indorsement shall not affect the obligations of the Borrower to make payment when due of any amount owing under the Loan Documents. Interest on each Note shall be payable as specified in Section 2.7. Upon receipt of each Lender's Note pursuant to Section 5, the Administrative Agent shall mail such Note to such Lender.

            2.3.    Procedure for Borrowing.

                    (a) The Borrower may borrow under the Aggregate Commitments on any Business Day during the Commitment Period, provided, however, that the Borrower shall notify the Administrative Agent (by telephone or telecopy) no later than 11:00 A.M., three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Advances and 11:00 A.M., one Business Day prior to the requested Borrowing Date, in the case of ABR Advances, specifying (A) the aggregate principal amount to be borrowed under the Aggregate Commitments, (B) the requested Borrowing Date, (C) whether the borrowing is to consist of Eurodollar Advances, ABR Advances, or a combination thereof, and (D) if the borrowing is to consist of Eurodollar Advances, the length of the Interest Period or Periods for such Eurodollar Advances (subject to the provisions of the definition of Interest Period). Each such notice shall be irrevocable and confirmed immediately by delivery to the Administrative Agent of a Borrowing Request. Each borrowing shall be in an aggregate principal amount equal to $5,000,000 or such amount plus a whole multiple of $1,000,000 in excess thereof, or, if less, the unused amount of the Aggregate Commitments. Upon receipt of each notice of borrowing from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Subject to its receipt of the notice referred to in the preceding sentence, each Lender will make the amount of its Commitment Percentage of each borrowing of Loans available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent set forth in Section 11.2 not later than 12:00 Noon on the relevant Borrowing Date requested by the Borrower, in funds immediately available to the Administrative Agent at such office. The amounts so made available to the Administrative Agent on such Borrowing Date will then, subject to the satisfaction of the terms and conditions of this Agreement, as determined by the Administrative Agent, be made available on such date to the Borrower by the Administrative Agent at the office of the Administrative Agent specified in
Section 11.2 by crediting the account of the Borrower on the books of such office with the aggregate of said amounts received by the Administrative Agent.

                    (b) Unless the Administrative Agent shall have received prior notice from a Lender (by telephone or otherwise, such notice to be promptly confirmed by fax or other writing) that such Lender will not make available to the Administrative Agent such Lender's Commitment Percentage of the Loans requested by the Borrower, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the Borrowing Date in accordance with this Section, provided that such Lender received notice of the proposed borrowing from the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on the Borrowing Date a corresponding amount. If and to the extent such Lender shall not have so made its Commitment Percentage of such Loans available to the Administrative Agent, such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount (to the extent not previously paid by the other), together with interest thereon for each day from the date such amount is made available to the Borrower to the date such amount is paid to the Administrative Agent, at a rate per annum equal to, in the case of the Borrower, the applicable interest rate set forth in
Section 2.7 for ABR Advances, and, in the case of such Lender, the Federal Funds Rate in effect on each such day (as determined by the Administrative Agent).

Such payment by the Borrower, however, shall be without prejudice to its rights against such Lender. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender's Loan as part of the Loans for purposes of this Agreement, which Loan shall be deemed to have been made by such Lender on the Borrowing Date applicable to such Loans.

                    (c) If a Lender makes a new Loan on a Borrowing Date on which the Borrower is to repay a Loan from such Lender, such Lender shall apply the proceeds of such new Loan to make such repayment, and only the excess of the proceeds of such new Loan over the Loan being repaid need be made available to the Administrative Agent.

            2.4.    Termination or Reduction of Aggregate Commitments.

                    (a) Voluntary Reductions. The Borrower shall have the right, upon at least five Business Days' prior written notice to the Administrative Agent, at any time to terminate the Aggregate Commitments or from time to time to permanently reduce the Aggregate Commitments to an amount not less than the sum of the aggregate principal balance of the Loans then outstanding (after giving effect to any contemporaneous prepayment thereof), provided, however, that any such reduction shall be in the amount of $5,000,000 or such amount plus a whole multiple of $1,000,000 in excess thereof.

                    (b) Mandatory Reductions. The Aggregate Commitments shall be permanently reduced by the amount, if any, by which the amount of a required prepayment pursuant to Sections 2.5(b) or 2.5(c) exceeds the outstanding principal balance of the Loans on the date of such required prepayment.

                    (c) Mandatory Scheduled Reductions. On the dates set forth below, the Aggregate Revolving Credit Commitments shall be permanently reduced to the following amounts:

                                                            Amount of
                                                            Aggregate
                    Date                                    Commitments
                    ----                                    -----------
            December 31, 1996                               $86,250,000
            December 31, 1997                               $   -0-     (d)I   n
                                                                           =====

General. Reductions of the Aggregate Commitments shall be applied pro rata according to the Commitment of each Lender. Simultaneously with each reduction of the Aggregate Commitments under this Section, the Borrower shall pay the Commitment Fee accrued on the amount by which the Aggregate Commitments have been reduced and prepay the Loans as required by Section 2.5(e).

            2.5.    Prepayments of the Loans.

                    (a) Voluntary Prepayments. The Borrower may, at its option, prepay the Loans, in whole or in part, without premium or penalty, at any time and from time to time by notifying the Administrative Agent in writing on or before the Business Day of the proposed prepayment date in the case of Loans consisting of ABR Advances and at least three Business Days prior to the proposed prepayment date in the case of Loans consisting of Eurodollar Advances, specifying the Loans to be prepaid consist of ABR Advances, Eurodollar Advances or a combination thereof, the amount to be prepaid and the date of prepayment. Such notice shall be irrevocable and the amount specified in such notice shall be due and payable on the date specified, together with accrued interest to the date of such payment on the amount prepaid. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender in respect thereof. Partial prepayments of the Loans shall be in an aggregate principal amount of $1,000,000 or such amount plus a whole multiple of $1,000,000 in excess thereof, or, if less, the outstanding principal balance of the Loans. After giving effect to any partial prepayment with respect to Eurodollar Advances which were made (whether as the result of a borrowing or a conversion) on the same date and which had the same Interest Period, the outstanding principal amount of such Eurodollar Advances shall exceed (subject to Section 2.6) $5,000,000 or such amount plus a whole multiple of $1,000,000 in excess thereof.

                    (b) Mandatory Prepayments Relating to Sales of Collateral. The Borrower shall prepay the Loans in the amounts and to the extent required by
Section 8.8 in connection with certain sales and other dispositions of Collateral, such prepayment to be made on the date of the receipt of the Net Sales Proceeds giving rise to such prepayment.

                    (c) Mandatory Prepayments in Respect of an Offering. In the event of any Offering, the Borrower shall prepay the Loans one Business Day after the receipt by the Borrower of the Net Offering Proceeds thereof in an amount equal to 100% of such Net Offering Proceeds.

                    (d) Mandatory Prepayments Relating to the Incurrence of Certain Indebtedness. In the event that the Borrower or any Material Restricted Subsidiary incurs any Indebtedness described in Section 8.1(v), the Borrower shall prepay the Loans in an amount equal to the amount of such Indebtedness, such prepayment to be made on the date of the incurrence of such Indebtedness.

                    (e) Mandatory Prepayments of Loans Relating to Reductions of the Aggregate Commitments. Simultaneously with each reduction of the Aggregate Commitments under Section 2.4(b) and (c), the Borrower shall prepay the Loans by the amount, if any, by which the aggregate unpaid principal balance of the Loans exceeds the amount of the Aggregate Commitments as so reduced.

                    (f) In General. All prepayments shall be made together with accrued interest to the date of such payment on the amount prepaid. If any prepayment is made in respect of any Eurodollar Advance, in whole or in part, prior to the last day of the applicable Interest Period, the Borrower agrees to indemnify the Lenders in accordance with Section 2.12.

            2.6.    Conversions.

                    (a) The Borrower may elect from time to time to convert Eurodollar Advances to ABR Advances by giving the Administrative Agent at least one Business Day's prior irrevocable notice of such election, specifying the amount to be so converted, provided, that any such conversion of Eurodollar Advances shall only be made on the last day of the Interest Period applicable thereto. In addition, the Borrower may elect from time to time to convert ABR Advances to Eurodollar Advances or to convert Eurodollar Advances to new Eurodollar Advances by giving the Administrative Agent at least three Business Days' prior irrevocable notice of such election, specifying the amount to be so converted and the initial Interest Period relating thereto, provided that any
such con-         23
version of ABR Advances to Eurodollar Advances shall only be made on a Business Day and any such conversion of Eurodollar Advances to new Eurodollar Advances shall only be made on the last day of the Interest Period applicable to the Eurodollar Advances which are to be converted to such new Eurodollar Advances. The Administrative Agent shall promptly provide the Lenders with notice of any such election. ABR Advances and Eurodollar Advances may be converted pursuant to this Section in whole or in part, provided that conversions of ABR Advances to Eurodollar Advances, or Eurodollar Advances to new Eurodollar Advances, shall be in an aggregate principal amount of $5,000,000 or such amount plus a whole multiple of $1,000,000 in excess thereof.

                    (b) Notwithstanding anything in this Section to the contrary, no ABR Advance may be converted to a Eurodollar Advance, and no Eurodollar Advance may be converted to a new Eurodollar Advance, if the Borrower or the Administrative Agent has knowledge that a Default or Event of Default has occurred and is continuing either (i) at the time the Borrower shall notify the Administrative Agent of its election to convert or (ii) on the requested Conversion Date. In such event, such ABR Advance shall be automatically continued as an ABR Advance or such Eurodollar Advance shall be automatically converted to an ABR Advance on the last day of the Interest Period applicable to such Eurodollar Advance. If an Event of Default shall have occurred and be continuing, the Administrative Agent shall, at the request of the Required Lenders, notify the Borrower (by telephone or otherwise) that all, or such lesser amount as the Required Lenders shall designate, of the outstanding Eurodollar Advances shall be automatically converted to ABR Advances, in which event such Eurodollar Advances shall be automatically converted to ABR Advances on the date such notice is given.

                    (c) Each conversion shall be effected by each Lender by applying the proceeds of its new ABR Advance or Eurodollar Advance, as the case may be, to its Advances (or portion thereof) being converted (it being understood that such conversion shall not constitute a borrowing for purposes of Sections 4, 5 or 6).

            2.7.    Interest Rate and Payment Dates.

                    (a) Prior to Maturity. Except as otherwise provided in
Section 2.7(b), prior to maturity, the Loans shall bear interest on the outstanding principal balance thereof at the applicable interest rate or rates per annum set forth below:

                    ADVANCES                                  RATE
                    --------                                  ----
                    Each ABR Advance                Alternate Base Rate plus
                                                    the Applicable Margin.

                    Each Eurodollar                 Eurodollar Rate for the
                                                    Advance applicable Interest
                                                    Period plus the Applicable
                                                    Margin.

                    (b) Event of Default. After the occurrence and during the continuance of a Default or an Event of Default, the outstanding principal balance of the Loans shall bear interest at a rate per annum equal to 2% plus the rate which would otherwise be applicable under Section 2.7(a), and any overdue interest or other amount payable under the Loan Documents shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin plus 2%. All such interest shall be payable on demand.

                    (c) General. Interest on (i) ABR Advances to the extent based on the

BNY Rate shall be calculated on the basis of a 365 or 366-day year (as the case may be), and (ii) ABR Advances to the extent based on the Federal Funds Rate and on Eurodollar Advances shall be calculated on the basis of a 360-day year, in each case for the actual number of days elapsed, including the first day but excluding the last. Except as otherwise provided in Section 2.7(b), interest shall be payable in arrears on each Interest Payment Date and upon payment (including prepayment) of the Loans. Any change in the interest rate on the Loans resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change shall become effective. The Administrative Agent shall, as soon as practicable, notify the Borrower and the Lenders of the effective date and the amount of each such change in the Alternate Base Rate, but any failure to so notify shall not in any manner affect the obligation of the Borrower to pay interest on the Loans in the amounts and on the dates required. Each determination of the Alternate Base Rate or a Eurodollar Rate by the Administrative Agent pursuant to this Agreement shall be conclusive and binding on the Borrower and the Lenders absent manifest error. At no time shall the interest rate payable on the Loans of any Lender, together with the Commitment Fee, the Closing Fee and all other amounts payable under the Loan Documents, to the extent the same are construed to constitute interest, exceed the Highest Lawful Rate applicable to such Lender. If interest payable to a Lender on any date would exceed the maximum amount permitted by the Highest Lawful Rate applicable to such Lender, such interest payment shall automatically be reduced to such maximum permitted amount, and interest for any subsequent period, to the extent less than the maximum amount permitted for such period by the Highest Lawful Rate, shall be increased by the unpaid amount of such reduction. Any interest actually received for any period in excess of such maximum allowable amount for such period shall be deemed to have been applied as a prepayment of the Loans. The Borrower acknowledges that to the extent interest payable on ABR Advances is based on the BNY Rate, such rate is only one of the bases for computing interest on loans made by the Lenders, and by basing interest payable on ABR Advances on the BNY Rate, the Lenders have not committed to charge, and the Borrower has not in any way bargained for, interest based on a lower or the lowest rate at which the Lenders may now or in the future make loans to other borrowers.

            2.8. Substituted Interest Rate.

                    In the event that (i) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that by reason of circumstances affecting the interbank eurodollar market either adequate and reasonable means do not exist for ascertaining the Eurodollar Rate applicable pursuant to Section 2.7 or (ii) the Required Lenders shall have notified the Administrative Agent that they have determined (which determination shall be conclusive and binding on the Borrower) that the applicable Eurodollar Rate will not adequately and fairly reflect the cost to such Lenders of maintaining or funding loans bearing interest based on such Eurodollar Rate, with respect to any portion of the Loans that the Borrower has requested be made as Eurodollar Advances or Eurodollar Advances that will result from the requested conversion of any portion of the Advances into Eurodollar Advances (each, an "Affected Advance"), the Administrative Agent shall promptly notify the Borrower and the Lenders (by telephone or otherwise, to be promptly confirmed in writing) of such determination, on or, to the extent practicable, prior to the requested Borrowing Date or Conversion Date for such Affected Advances. If the Administrative Agent shall give such notice, (a) any Affected Advances shall be made as ABR Advances, (b) the Advances (or any portion thereof) that were to have been converted to Affected Advances shall be converted to or continued as ABR Advances and (c) any outstanding Affected Advances shall be converted, on the last day of the then current Interest Period with respect thereto, to ABR Advances. Until any notice under clauses (i) or (ii), as the case may be, of this Section has been withdrawn by the Administrative Agent (by notice to the Borrower promptly upon either (x) the Administrative Agent having determined that such circumstances affecting the interbank eurodollar market no longer exist and that adequate and reasonable means do exist for determining the Eurodollar Rate pursuant to Section 2.7 or (y) the Administrative Agent having been notified by such Required Lenders that circumstances no longer render the Advances (or any portion thereof) Affected Advances), no further Eurodollar Advances shall be required to be made by the Lenders nor shall the Borrower have the right to convert all or any portion of the Loans to Eurodollar Advances.

            2.9. Taxes; Net Payments.

                    (a) All payments made by the Borrower under the Loan Documents shall be made free and clear of, and without reduction for or on account of, any Taxes required by law to be withheld from any amounts payable under the Loan Documents. In the event that the Borrower is prohibited by law from making payments under the Loan Documents free of deductions or withholdings, the Borrower shall pay such additional amounts to the Administrative Agent, for the benefit of the Lenders, as may be necessary in order that the actual amounts received by each Lender in respect of interest and any other amounts payable under the Loan Documents after such deduction or withholding (and after payment or withholding of any additional Taxes or other charges due as a consequence of the payment of such additional amounts) shall equal the amount which would have been received if such deduction or withholding were not required. In the event that any such deduction or withholding can be reduced or nullified as a result of the application of any relevant double taxation convention, the Administrative Agent and the Lenders will, at the expense of the Borrower, cooperate with the Borrower in making application to the relevant taxing authorities seeking to obtain such reduction or nullification, provided, however, that the Administrative Agent and the Lenders shall have no obligation to engage in litigation with respect thereto. If the Borrower shall make any payments under this Section or shall make any deductions or withholdings from amounts paid under the Loan Documents, the Borrower shall forthwith forward to the Administrative Agent original or certified copies of official receipts or other evidence acceptable to the Administrative Agent establishing such payment and the Administrative Agent in turn shall distribute copies of such receipts to each Lender. If payments to a Lender under the Loan Documents are or become subject to any withholding, such Lender shall (unless otherwise required by a Governmental Authority or as a result of any law, rule, regulation, order or similar directive applicable to such Lender) designate a different office or branch to which payments are to be made under the Loan Documents from that initially selected by such Lender, if such designation would avoid such withholding and will not be otherwise disadvantageous to such Lender. In the event that a Lender receives a refund or credit for taxes paid by the Borrower under this Section, such Lender shall promptly notify the Administrative Agent and the Borrower of such fact and shall remit to the Borrower the amount of such refund or credit applicable to the payments made by the Borrower in respect of such Lender under this Section. If a Lender believes that it is entitled to such a refund or credit which it would be obligated to remit to the Borrower pursuant to the preceding sentence, such Lender shall, in good faith, use reasonable efforts to seek to obtain such refund or credit, provided that such Lender would, in its sole discretion, suffer no economic, legal or regulatory disadvantage therefrom.

                    (b) Each Lender (and any holder of a participation interest from such

Lender) shall deliver to the Borrower and the Administrative Agent such certificates, documents, or other evidence as the Borrower or the Administrative Agent may require from time to time as are necessary to establish that such Lender (or participant) is not subject to withholding under Section 1441 or 1442 of the Code or as may be necessary to establish, under any law imposing upon the Borrower, whether existing now or hereafter, an obligation to withhold any portion of the payments made by the Borrower under the Loan Documents, that payments to the Administrative Agent on behalf of such Lender (or participant) are not subject to withholding. Notwithstanding any provision herein to the contrary, the Borrower shall have no obligation to pay to any Lender (or participant) any amount which the Borrower is liable to withhold due to, and during the continuation of, the failure of such Lender (or participant) to file any statement of exemption required by the Code.

            2.10. Illegality.

                    Notwithstanding any other provisions herein, if any law, regulation, treaty or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender to make or maintain its Eurodollar Advances as contemplated by this Agreement, (i) the commitment of such Lender hereunder to make Eurodollar Advances or convert ABR Advances to Eurodollar Advances shall forthwith be suspended and (ii) such Lender's Loans then outstanding as Eurodollar Advances affected hereby, if any, shall be converted automatically to ABR Advances on the last day of the then current Interest Period applicable thereto or within such earlier period as required by law. If the commitment of any Lender with respect to Eurodollar Advances is suspended pursuant to this Section and such Lender shall notify the Administrative Agent and the Borrower that it is once again legal for such Lender to make or maintain Eurodollar Advances, such Lender's commitment to make or maintain Eurodollar Advances shall be reinstated.

            2.11. Increased Costs.

                    In the event that any law, regulation, treaty or directive hereafter enacted, promulgated, approved or issued or any change in any presently existing law, regulation, treaty or directive therein or in the interpretation or application thereof by any Governmental Authority charged with the administration thereof or compliance by any Lender (or any corporation directly or indirectly owning or controlling such Lender) with any request or directive from any central bank or other Governmental Authority, agency or instrumentality:

                    (a) does or shall subject any Lender to any Taxes of any kind whatsoever with respect to any Eurodollar Advances or its obligations under this Agreement to make Eurodollar Advances, or change the basis of taxation of payments to any Lender of principal, interest or any other amount payable hereunder in respect of its Eurodollar Advances, including any Taxes required to be withheld from any amounts payable under the Loan Documents (except for imposition of, or change in the rate of, tax on the overall net income of such Lender or its Applicable Lending Office for any of such Advances by the jurisdiction in which such Lender is incorporated or has its principal office or such Applicable Lending Office, including, in the case of Lenders incorporated in any State of the United States such tax imposed by the United States); or

                    (b) does or shall impose, modify or make applicable any reserve, special deposit, compulsory loan, assessment, increased cost or similar requirement against assets held by, or deposits of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender in respect of its Eurodollar Advances which is not otherwise included in the determination of the Eurodollar Rate;

 and the result of any of the foregoing is to increase the cost to such Lender of making, renewing, converting or maintaining its Eurodollar Advances or its commitment to make such Eurodollar Advances, or to reduce any amount receivable hereunder in respect of its Eurodollar Advances, then, in any such case, the Borrower shall pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such additional cost or reduction in such amount receivable which such Lender deems to be material as determined by such Lender; provided, however, that nothing in this Section shall require the Borrower to indemnify the Lenders with respect to withholding Taxes for which the Borrower has no obligation under Section 2.9. No failure by any Lender to demand compensation for any increased cost during any Interest Period shall constitute a waiver of such Lender's right to demand such compensation at any time. A statement setting forth the calculations of any additional amounts payable pursuant to this Section submitted by a Lender to the Borrower shall be conclusive absent manifest error.

            2.12. Indemnification for Loss.

                    Notwithstanding anything contained herein to the contrary, if the Borrower shall fail to borrow or convert on a Borrowing Date or Conversion Date after it shall have given notice to do so in which it shall have requested a Eurodollar Advance pursuant to Section 2.3 or 2.6, or if a Eurodollar Advance shall be terminated for any reason prior to the last day of the Interest Period applicable thereto, or if, while a Eurodollar Advance is outstanding, any repayment or prepayment of such Eurodollar Advance is made for any reason (including, without limitation, as a result of acceleration or illegality) on a date which is prior to the last day of the Interest Period applicable thereto, the Borrower agrees to indemnify each Lender against, and to pay on demand directly to such Lender, any loss or expense suffered by such Lender as a result of such failure to borrow or convert, termination or repayment, including, without limitation, an amount, if greater than zero, equal to:

             A   x    (B-C)  x  D
                                =
                                360

where:

"A" equals such Lender's pro rata share of the Affected Principal Amount;

"B" equals the Eurodollar Rate (expressed as a decimal) applicable to such Eurodollar Advances;

"C" equals the applicable Eurodollar Rate (expressed as a decimal) in effect on or about the first day of the applicable Remaining Interest Period, based on the applicable rates offered or bid, as the case may be, on or about such date, for deposits in an amount equal approximately to such Lender's pro rata share of the Affected Principal Amount with an Interest Period equal approximately to the applicable Remaining Interest Period, as determined by such Lender;

"D" equals the number of days from and including the first day of the applicable Remain-ing Interest Period to but excluding the last day of such Remaining Interest Period;

and any other out-of-pocket loss or expense (including any internal processing charge customarily charged by such Lender but excluding any Applicable Margin) suffered by such Lender in connection with such Eurodollar Advance, including, without limitation, in liquidating or employing deposits acquired to fund or maintain the funding of its pro rata share of the Affected Principal Amount, or redeploying funds prepaid or repaid, in amounts which correspond to its pro rata share of the Affected Principal Amount. Each determination by the Administrative Agent or a Lender pursuant to this Section shall be conclusive and binding on the Borrower absent manifest error. A statement setting forth the calculations of any additional amounts payable pursuant to this Section submitted by a Lender to the Borrower shall be conclusive absent manifest error.

            2.13. Option to Fund.

                    Each Lender has indicated that, if the Borrower elects to borrow or convert to Eurodollar Advances, such Lender may wish to purchase one or more deposits in order to fund or maintain its funding of its Eurodollar Advances during the Interest Period in question; it being understood that the provisions of this Agreement relating to such funding are included only for the purpose of determining the rate of interest to be paid on such Eurodollar Advances. Each Lender shall be entitled to fund and maintain its funding of all or any part of each Eurodollar Advance made by it in any manner it sees fit, but all determinations under Section 2.12 shall be made as if such Lender had actually funded and maintained its funding of such Eurodollar Advance during the applicable Interest Period through the purchase of deposits in an amount equal to such Eurodollar Advance and having a maturity corresponding to such Interest Period. The obligations of the Borrower under Sections 2.8, 2.9, 2.10, 2.11 and
2.12 shall survive the termination of the Aggregate Commitments, the payment of the Notes and all other amounts payable under the Loan Documents.

            2.14. Use of Proceeds.

                    The proceeds of the Loans shall be used solely for the Borrower's general corporate purposes and such use shall conform to the provisions of Section 4.11.

            2.15. Capital Adequacy.

                    If after the Original Effective Date (i) the enactment or promulgation of, or any change or phasing in of, any United States or foreign law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration thereof, (ii) compliance with any directive or guideline from any central bank or United States or foreign Governmental Authority (whether having the force of law) promulgated or made after the Original Effective Date, or (iii) any change is enacted or promulgated in the Risk-Based Capital Guidelines of the Board of Governors of the Federal Reserve System as set forth in 12 CFR Parts 208 and 225, or of the Comptroller of the Currency, Department of the Treasury, as set forth in 12 CFR Part 3, or similar legislation, rules, guidelines, directives or regulations under any applicable United States or foreign Governmental Authority affects or would affect the amount of capital required to be maintained by a Lender (or any lending office of such Lender) or any corporation directly or indirectly owning or controlling such Lender or imposes any restriction on or otherwise adversely affects such Lender (or any lending office of such Lender) or any corporation directly or indirectly owning or controlling such Lender and such Lender shall have determined that such enactment, promulgation, change or compliance has the effect of reducing the rate of return on such Lender's capital or the asset value to such Lender of any Loan made by such Lender as a consequence, directly or indirectly, of its obligations to make and maintain the funding of its Loans at a level below that which such Lender could have achieved but for such enactment, promulgation, change or compliance (after taking into account such Lender's policies regarding capital adequacy) by an amount deemed by such Lender to be material, then, upon demand by such Lender, the Borrower shall promptly pay to such Lender such additional amount or amounts as shall be sufficient to compensate such Lender for such reduction in such rate of return or asset value. A certificate in reasonable detail as to such amounts submitted to the Borrower and the Administrative Agent setting forth the determination of such amount or amounts that will compensate such Lender for such reductions shall be presumed correct absent manifest error.

            2.16.   Administrative Agent's Records.

                    The Administrative Agent's records with respect to the Loans, the interest rates applicable thereto, each payment by the Borrower of principal and interest on the Loans and fees, expenses and any other amounts due and payable in connection with this Agreement shall be presumptively correct absent manifest error as to the amount of the Loans and as to the amount of principal and interest paid by the Borrower in respect of such Loans and as to the other information relating to the Loans and amounts paid and payable by the Borrower hereunder and under the Notes.

3.          FEES; PAYMENTS

            3.1.    Commitment Fee.

                    The Borrower agrees to pay to the Administrative Agent, for the account of the Lenders in accordance with each Lender's Commitment Percentage, a fee (the "Commitment Fee"), during the Commitment Period, equal to 0.375% per annum on the excess of (a) the Aggregate Commitments over (b) the average daily sum of the outstanding principal balance of the Loans. The Commitment Fee shall be payable quarterly in arrears on the last day of each March, June, September and December of each year, commencing on the first such day following the Restatement Effective Date, and ending on the date that the Aggregate Commitments shall expire or otherwise terminate. The Commitment Fee shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

            3.2.    Closing Fee.

                    The Borrower agrees to pay to the Administrative Agent on the Restatement Effective Date, for the account of each of the Lenders, a fee (the "Closing Fee"), equal to 0.125% of such Lender's Commitment.

            3.3.    Pro Rata Treatment and Application of Principal Payments.

                    Each payment, including each prepayment, of principal and interest on the Loans and of the Commitment Fee shall be made by the Borrower to the Administrative Agent at its office set forth in Section 11.2 in funds immediately available to the Administrative Agent at such office by 12:00 noon on the due date for such payment, and, promptly upon receipt thereof by the Administrative Agent, shall be remitted by the Administrative Agent in like funds as received, to the applicable Lenders pro rata according to the Aggregate Commitments, in the case of the Commitment Fee, and pro rata according to the aggregate outstanding principal balance of the Loans, in the case of principal and interest due thereon. The failure of the Borrower to make any such payment by such time shall not constitute a default hereunder, provided that such payment is made on such due date, but any such payment made after 12:00 noon on such due date shall be deemed to have been made on the next Business Day for the purpose of calculating interest on amounts outstanding on the Loans. If any payment hereunder or under the Notes shall be due and payable on a day which is not a Business Day, the due date thereof (except as otherwise provided in the definition of Interest Period) shall be extended to the next Business Day and (except with respect to payments in respect of the Commitment Fee) interest shall be payable at the applicable rate specified herein during such extension. If any payment is made with respect to any Eurodollar Advance prior to the last day of the applicable Interest Period, the Borrower shall indemnify each Lender in accordance with Section 2.12.

4.          REPRESENTATIONS AND WARRANTIES

            In order to induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower makes the following representations and warranties to the Administrative Agent and each Lender:

            4.1.    Subsidiaries.

                    The Borrower has only the Subsidiaries set forth on Schedule
4.1. The Borrower's Subsidiaries designated on Schedule 4.1 as Restricted Subsidiaries and Material Restricted Subsidiaries are the only Restricted Subsidiaries and Material Restricted Subsidiaries of the Borrower.

            4.2.    Existence and Power.

                    Each of the Borrower and its Subsidiaries is duly organized and validly existing in good standing under the laws of the jurisdiction of its incorporation has all requisite power and authority to own its Property and to carry on its business as now conducted, and each is in good standing and authorized to do business in each jurisdiction in which the nature of the business conducted therein or the Property owned therein make such qualification necessary, except where such failure to qualify could not reasonably be expected to have a Material Adverse Effect.

            4.3.    Authority.

                    The Borrower has full legal power and authority to enter into, execute, deliver and perform the terms of the Loan Documents, to make the borrowings contemplated hereby and by the Notes, to execute, deliver and carry out the terms of the Notes and to incur the obligations provided for herein and therein, all of which have been duly authorized by all proper and necessary corporate action and are in full compliance with its certificate of incorporation and by-laws.

            4.4.    Binding Agreement.

                    The Loan Documents (other than the Notes) constitute, and the Notes, when issued and delivered pursuant hereto for value received, will constitute, the valid and legally binding obligations of the Borrower, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally.

            4.5.    Litigation.

                    Except as set forth on Schedule 4.5, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority (whether or not purportedly on behalf of the Borrower or any Subsidiary) pending or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary or any of their respective Properties or rights, which (i) could reasonably be expected to have a Material Adverse Effect, (ii) call into question the validity or enforceability of any of the Loan Documents, or (iii) could reasonably be expected to result in the rescission, termination or cancellation of any material franchise, right, license, permit or similar authorization held by the Borrower or any Subsidiary, which rescission, termination or cancellation could reasonably be expected to have a Material Adverse Effect.

            4.6.    Required Consents.

                    No consent, authorization or approval of, filing with, notice to, or exemption by, stockholders, any Governmental Authority or any other Person is required to authorize, or is required in connection with the execution, delivery and performance of the Loan Documents or is required as a condition to the validity or enforceability of the Loan Documents.

            4.7.    No Conflicting Agreements.

                    Neither the Borrower nor any Subsidiary is in default under any mortgage, indenture, contract or agreement to which it is a party or by which it or any of its Property is bound, the effect of which default could reasonably be expected to have a Material Adverse Effect. The execution, delivery or carrying out of the terms of the Loan Documents will not constitute a default under, or result in the creation or imposition of, or obligation to create, any Lien upon any Property of the Borrower or any Subsidiary pursuant to the terms of any such mortgage, indenture, contract or agreement, except in the case of the Collateral, the Lien in favor of the Administrative Agent and the Lenders pursuant to the Security Agreement.

            4.8. Compliance with Applicable Laws.

                    Neither the Borrower nor any Subsidiary is in default with respect to any judgment, order, writ, injunction, decree or decision of any Governmental Authority which default could reasonably be expected to have a Material Adverse Effect. The Borrower and each Subsidiary is complying in all material respects with all statutes, regulations, rules and orders applicable to the Borrower or such Subsidiary of all Governmental Authorities, including, without limitation, Environmental Laws and ERISA, a violation of which could reasonably be expected to have a Material Adverse Effect.

            4.9.    Taxes.

                    Each of the Borrower and its Subsidiaries has filed or caused to be filed all tax returns required to be filed and has paid, or has made adequate provision for the payment of, all taxes shown to be due and payable on said returns or in any assessments made against it (other than those being contested in accordance with the provisions of Section 7.4) which would be material to the Borrower or any Subsidiary, and no tax Liens have been filed with respect thereto. The charges, accruals and reserves on the books of the Borrower and each Subsidiary with respect to all federal, state, local and other taxes are, to the best knowledge of the Borrower, adequate for the payment of all such taxes, and the Borrower knows of no unpaid assessment which is due and payable against it or any Subsidiary or any claims being asserted which could reasonably be expected to have a Material Adverse Effect, except such thereof as are being contested in accordance with the provisions of Section 7.4, and for which adequate reserves have been set aside in accordance with GAAP.

            4.10. Governmental Regulations.

                    The Borrower is not subject to regulation under the Public Utility Holding Company Act of 1935, as amended, the Federal Power Act or the Investment Company Act of 1940, as amended, and the Borrower is not subject to any statute or regulation which prohibits or restricts the incurrence of Indebtedness under the Loan Documents, including, without limitation, statutes or regulations relative to common or contract carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

            4.11. Federal Reserve Regulations; Use of Loan Proceeds.

                    The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans will be used, directly or indirectly, for a purpose which violates any law, rule or regulation of any Governmental Authority, including, without limitation, the provisions of Regulations G, T, U or X of the Board of Governors of the Federal Reserve System, as amended. No part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock within the meaning of such Regulation U.

            4.12. Plans; Multiemployer Plans.

                    Each of the Borrower and its ERISA Affiliates maintains or makes contributions only to the Plans and Multiemployer Plans listed on Schedule
4.12. Each Plan, and, to the best knowledge of the Borrower, each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other applicable Federal or state law, and no event or condition is occurring or exists concerning which the Borrower would be under an obligation to furnish a report to the Administrative Agent and each Lender as required by Section 7.2(d). Except as set forth on Schedule 4.12, as of December 31, 1994 no "accumulated funding deficiency", as such term is defined in Section 412 of the Code, exists. Any "accumulated funding deficiency" set forth on
Schedule 4.12 could not reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Borrower, no Plan has ceased being fully funded.

            4.13. Financial Statements.

                    The Borrower has heretofore delivered to the Administrative Agent and the Lenders copies of its Form 10-K for the fiscal year of the Borrower ending December 31, 1994, containing the audited Consolidated Balance Sheet of the Borrower and its Subsidiaries as of December 31, 1994 and December 31, 1993, and the related Consolidated Statements of Operations, Cash Flows and Retained Earnings for the periods then ended (with the applicable related notes and schedules, the "Financial Statements"). The Financial Statements fairly present the Consolidated financial condition and results of the operations of the Borrower and its Subsidiaries as of the dates and for the periods indicated therein and have been prepared in conformity with GAAP. Except as reflected in the Financial Statements or in the footnotes thereto, neither the Borrower nor any of its Subsidiaries has any obligation or liability of any kind (whether fixed, accrued, contingent, unmatured or otherwise) which, in accordance with GAAP, should have been shown in the Financial Statements and was not. Since December 31, 1994, the Borrower and each Subsidiary has conducted its business only in the ordinary course and there has been no Material Adverse Change.

            4.14. Property.

                    Each of the Borrower and its Subsidiaries has good and marketable title to all of its Property which is material to the Borrower and its Subsidiaries taken as a whole, subject to no Liens, except Permitted Liens.

            4.15. Franchises, Intellectual Property, Etc.

                    Each of the Borrower and its Subsidiaries possesses or has the right to use all franchises, Intellectual Property, licenses and other rights as are material and necessary for the conduct of its business, and with respect to which it is in compliance, with no known conflict with the valid rights of others which could reasonably be expected to have a Material Adverse Effect. No event has occurred which permits or, to the best knowledge of the Borrower, after notice or the lapse of time or both, or any other condition, could reasonably be expected to permit, the revocation or termination of any such franchise, Intellectual Property, license or other right and which revocation or termination could reasonably be expected to have a Material Adverse Effect.

            4.16. Security Interests.

                    The Liens granted to the Administrative Agent under the Security Agreement constitute valid, binding and continuing first priority Liens in the Collateral, subject to no Liens other than Permitted Liens.

            4.17. Environmental Matters.

                    (a) The Borrower and each Subsidiary is in compliance in all material respects with the requirements of all applicable Environmental Laws.

                    (b) No Hazardous Substances have been generated or manufactured on, transported to or from, treated at, stored at or discharged from any Real Property in violation of any Environmental Laws, which violation could reasonably be expected to have a Material Adverse Effect; no Hazardous Substances have been discharged into subsurface waters under any Real Property in violation of any Environmental Laws, which violation could reasonably be expected to have a Material Adverse Effect; and no Hazardous Sub-stances have been discharged from any Real Property on or into property or waters (including subsurface waters) adjacent to any Real Property in violation of any Environmental Laws, which violation could reasonably be expected to have a Material Adverse Effect.

                    (c) Neither the Borrower nor any Subsidiary (i) has received notice (written or oral) or otherwise learned of any claim, demand, suit, action, proceeding, event, condition, report, directive, lien, violation, non-compliance or investigation indicating or concerning any potential or actual liability (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, government response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) which violation could reasonably be expected to have a Material Adverse Effect arising in connection with: (x) any non-compliance with or violation of the requirements of any applicable Environmental Laws, or (y) the presence of any Hazardous Substance on any Real Property (or any Real Property previously owned by the Borrower or any Subsidiary) or the release or threatened release of any Hazardous Substance into the environment, (ii) has any threatened or actual liability in connection with the presence of any Hazardous Substance on any Real Property (or any Real Property previously owned by the Borrower or any Subsidiary) or the release or threatened release of any Hazardous Substance into the environment which violation could reasonably be expected to have a Material Adverse Effect (iii) has received notice of any federal or state investigation evaluating whether any remedial action is needed to respond to the presence of any Hazardous Substance on any Real Property (or any Real Property previously owned by the Borrower or any Subsidiary) or a release or threatened release of any Hazardous Substance into the environment for which the Borrower or any Subsidiary is or may be liable which violation could reasonably be expected to have a Material Adverse Effect or (iv) has received notice that the Borrower or any Subsidiary is or may be liable to any Person under any Environmental Law which violation could reasonably be expected to have a Material Adverse Effect.

            4.18. Absence of Certain Restrictions.

                    Except for the Anixter Credit Agreement and the Tax Sharing Agreement, no indenture, certificate of designation for preferred Stock, agreement or instrument to which the Borrower or any of its Subsidiaries is a party, which prohibits or restrains, directly or indirectly, the payment of dividends or other payments to the Borrower or any of its Subsidiaries.

            4.19. Concerning the Collateral.

                    (a) As of April 3, 1995, the authorized capital Stock of Anixter consists solely of (i) 32,000,000 shares of common Stock, $.01 par value, of which 29,329,814 shares are issued and outstanding and of which 29,000,000 shares are owned by the Borrower, and (ii) 3,000 shares of preferred Stock, $1.00 par value, of which 1,569 shares are issued and outstanding and of which 1,569 shares are owned by the Borrower. All issued and outstanding shares of the Stock of Anixter are duly and validly issued and outstanding and fully paid and nonassessable. All shares of the Stock of Anixter owned by the Borrower are owned free and clear of any Liens, except the Lien in favor of the Administrative Agent and the Lenders pursuant to the Security Agreement. Except for employee stock options and shares acquired pursuant to the exercise thereof, there are no other shares of Stock issued by Anixter outstanding or any rights, warrants or options to acquire, or instruments convertible into or exchangeable for, any shares of Anixter's Stock.

                    (b) As of March 15, 1995, the authorized capital Stock of ANTEC consists solely of (i) 50,000,000 shares of common Stock, $.01 par value, of which 22,117,326 shares are issued and outstanding and of which 6,727,500 shares are owned by the Borrower, and (ii) 5,000,000 shares of preferred Stock, $1.00 par value, of which no share is issued or outstanding. All issued and outstanding shares of the Stock of ANTEC are duly and validly issued and outstanding and fully paid and nonassessable. All shares of the Stock of ANTEC owned by the Borrower are owned free and clear of any Liens, except the Lien in favor of the Administrative Agent and the Lenders pursuant to the Security Agreement.

            4.20. Burdensome Obligations.

                    Neither the Borrower nor any Material Restricted Subsidiary is a party to or bound by any franchise, agreement, deed, lease or other instrument, or subject to any corporate restriction which, in the opinion of the management of the Borrower or such Subsidiary, is so unusual or burdensome, in the context of its business, as in the foreseeable future might materially and adversely affect or impair the revenue or cash flow of the Borrower or such Material Restricted Subsidiary or the ability of the Borrower or such Material Restricted Subsidiary to perform its obligations under the Loan Documents. The Borrower does not presently anticipate that future expenditures by the Borrower or any Subsidiary needed to meet the provisions of federal or state statutes, orders, rules or regulations will be so burdensome as to result in a Material Adverse Effect.

            4.21. No Misrepresentation.

                    No representation or warranty contained herein and no certificate or report furnished or to be furnished by the Borrower or any Subsidiary in connection with the transactions contemplated hereby, contains or will contain a misstatement of material fact, or, to the best knowledge of the Borrower, omits or will omit to state a material fact required to be stated in order to make the statements herein or therein contained not misleading in the light of the circumstances under which made.

5.          CONDITIONS TO CLOSING

            The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent:

            5.1.  Evidence of Action.

                    The Administrative Agent shall have received a certificate, dated the Restatement Effective Date, of the Secretary or Assistant Secretary of the Borrower (i) attaching a true and complete copy of the resolutions of its Board of Directors and of all documents evidencing other necessary corporate action (in form and substance satisfactory to the Administrative Agent) taken by it to authorize the Loan Documents and the transactions contemplated thereby,
(ii) certifying that its certificate of incorporation and by-laws have not been amended since November 10, 1994, or, if so, setting forth the same and (iii) setting forth the incumbency of its officer or officers who may sign the Loan Documents, including therein a signature specimen of such officer or officers.

            5.2. This Agreement.

                    The Administrative Agent shall have received counterparts of this Agreement signed by each of the parties hereto (or receipt by the Administrative Agent from a party hereto of a facsimile signature page signed by such party which shall have agreed to promptly provide the Administrative Agent with originally executed counterparts hereof).

            5.3. Notes.

                    The Administrative Agent shall have received the Notes, duly executed by an Authorized Signatory of the Borrower.

            5.4. Litigation.

                    There shall be no injunction, writ, preliminary restraining order or other order of any nature issued by any Governmental Authority in any respect affecting the transactions provided for herein and no action or proceeding by or before any Governmental Authority shall have been commenced and be pending or, to the knowledge of the Borrower, threatened, seeking to prevent or delay the transactions contemplated by the Loan Documents or challenging any other terms and provisions hereof or thereof or seeking any damages in connection therewith and the Administrative Agent shall have received a certificate of an Authorized Signatory of the Borrower to the foregoing effects.

            5.5. Approvals.

                    The Administrative Agent shall have received a certificate of an Authorized Signatory of the Borrower to the effect that all approvals and consents of all Persons required to be obtained in connection with the consummation of the transactions contemplated by the Loan Documents have been duly obtained and are in full force and effect and that all required notices have been given and all required waiting periods have expired.

            5.6. Opinion of Counsel to the Borrower.

                    The Administrative Agent shall have received an opinion of Mayer, Brown & Platt, counsel to the Borrower, addressed to the Administrative Agent, the Lenders and Special Counsel, and dated the Restatement Effective Date, substantially in the form of Exhibit F, and covering such additional matters as the Required Lenders may reasonably request.

            5.7. Opinion of Special Counsel.

                    The Administrative Agent shall have received an opinion of Special Counsel, addressed to the Administrative Agent and the Lenders and dated the Restatement Effective Date and substantially in the form of Exhibit G.

            5.8. Compliance.

                    The Borrower is in compliance with all of the terms, covenants and condi-tions of the Loan Documents, there exists no Default or Event of Default and no Material Adverse Change has occurred since December 31, 1994 and the Administrative Agent shall have received a certificate of an Authorized Signatory of the Borrower to such effect.

            5.9.  Fees.

                    All fees payable on the Restatement Effective Date shall have been paid.

            5.10. Fees and Expenses of Special Counsel.

                    The fees and expenses of Special Counsel in connection with the preparation, negotiation and closing of the Loan Documents shall have been paid.

            5.11. Other Documents.

                    The Administrative Agent shall have received such other documents as the Administrative Agent or the Lenders shall reasonably request.

6.          CONDITIONS OF LENDING - ALL LOANS

            The obligation of each Lender to make any Loan is subject to the satisfaction of the following conditions precedent as of the date of such Loan:

            6.1.  Compliance.

                    On each Borrowing Date and after giving effect to the Loans to be made thereon, (a) the Borrower shall be in compliance with all of the terms, covenants and conditions thereof, (b) there shall exist no Default or Event of Default, (c) the representations and warranties contained in the Loan Documents shall be true and correct with the same effect as though such representations and warranties had been made on such Borrowing Date except for any such representation and warranty which, by its terms, relates specifically to a state of facts on an earlier date and (d) the aggregate outstanding principal balance of the Loans will not exceed the Aggregate Commitments. Each borrowing by the Borrower shall automatically constitute a certification by the Borrower as of the date of such borrowing that each of the foregoing matters is true and correct in all respects.

            6.2.  Loan Closings.

                    All documents required by the provisions of the Loan Documents to be executed or delivered to the Administrative Agent on or before the applicable Borrowing Date shall have been executed and shall have been delivered at the office of the Administrative Agent set forth in Section 11.2 on or before such Borrowing Date.

            6.3.  Borrowing Request.

                    The Administrative Agent shall have received a Borrowing Request, duly executed by an Authorized Signatory of the Borrower.

            6.4.  Documentation and Proceedings.

                    All corporate and legal proceedings and all documents and papers in con-nection with the transactions contemplated by the Loan Documents shall be satisfactory in form and substance to the Administrative Agent and the Administrative Agent shall have received all information and copies of all documents which the Administrative Agent or the Required Lenders may reasonably have requested in connection therewith, such documents (where appropriate) to be certified by an Authorized Signatory of the Borrower or proper Governmental Authorities.

            6.5.    Required Acts and Conditions.

                    All acts, conditions and things (including, without limitation, the obtaining of any necessary regulatory approvals and the making of any filings, recordings or registrations) required to be done, performed and to have happened on or prior to such Borrowing Date and which are necessary for the continued effectiveness of the Loan Documents, shall have been done and performed and shall have happened in due compliance with all applicable laws.

            6.6.    Approval of Special Counsel.

                    All legal matters in connection with the making of each Loan shall be reasonably satisfactory to Special Counsel.

            6.7.    Other Documents.

                    The Administrative Agent shall have received such other documents as the Administrative Agent or Required Lenders shall reasonably request.

7.          AFFIRMATIVE COVENANTS

            The Borrower agrees that, so long as this Agreement is in effect, any Loan remains outstanding and unpaid, or any other amount is owing under any Loan Document to any Lender or the Administrative Agent, the Borrower shall:


            7.1.    Financial Statements.

                    Maintain a standard system of accounting in accordance with GAAP, and furnish or cause to be furnished to the Administrative Agent and each
Lender:

                             (a) As soon as available, but in any event within
95 days after the end of each fiscal year of the Borrower, (i) a copy of its Consolidated Balance Sheet as at the end of such fiscal year, together with the related Consolidated Statements of Operations, Retained Earnings and Cash Flows as of and through the end of such fiscal year and (ii) a Balance Sheet of the Borrower as at the end of such fiscal year, together with the related Statements of Operations, Retained Earnings and Cash Flows of the Borrower as of and through the end of such fiscal year, setting forth in each case in comparative form the figures for the preceding fiscal year. The Consolidated Balance Sheet and Consolidated Statements of Operations, Retained Earnings and Cash Flows shall be audited and certified without qualification by the Accountants, which certification shall (i) state that the examination by such Accountants in connection with such Consolidated finan-cial statements has been made in accordance with generally accepted auditing standards and, accordingly, included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances, and (ii) include the opinion of such Accountants that such Consolidated financial statements have been prepared in accordance with GAAP in a manner consistent with prior fiscal periods, except as otherwise specified in such opinion. Notwithstanding any of the foregoing, the Borrower may satisfy its obligation to furnish Consolidated Balance Sheet and Consolidated Statements of Operations, Retained Earnings and Cash Flows by furnishing copies of the Borrower's annual report on Form 10-K in respect of such fiscal year together with the financial statements required to be attached thereto, provided the Borrower is required to file such annual report on Form 10-K with the SEC and such filing is actually made.

                             (b) As soon as available, but in any event within
50 days after the end of each of the first three fiscal quarters of the Borrower (95 days after the end of the last fiscal quarter of the Borrower) a copy of the Consolidated Balance Sheet of the Borrower as at the end of each such quarterly period, together with the related Consolidated Statements of Operations and Cash Flows for such period and for the elapsed portion of the fiscal year through such date, setting forth in each case in comparative form the figures for the corresponding periods of the preceding fiscal year, certified by the Vice President- Treasurer of the Borrower (or such other officer acceptable to the Administrative Agent), as being complete and correct in all material respects and as presenting fairly the Consolidated financial condition and the Consolidated results of operations of the Borrower and its Subsidiaries. Notwithstanding any of the foregoing, the Borrower may satisfy its obligation to furnish quarterly Consolidated Balance Sheets and Consolidated Statements of Operations and Cash Flows by furnishing copies of the Borrower's quarterly report on Form 10-Q in respect of such fiscal quarter together with the financial statements required to be attached thereto, provided the Borrower is required to file such quarterly report on Form 10-Q with the SEC and such filing is actually made.

                             (c) At the time of the delivery of each annual and
quarterly statement required under subsections (a) and (b) above, a Compliance Certificate, certified by the Vice President-Treasurer of the Borrower (or such other officer as shall be acceptable to the Administrative Agent).

                             (d) Not later than (i) 95 days after the end of
Anixter's fiscal year, a copy of the audited consolidated annual financial statements of Anixter and its Subsidiaries and (ii) 50 days after the end of Anixter's first three fiscal quarters of each fiscal year (95 days after the end of the last fiscal quarter of Anixter), a copy of the unaudited consolidated quarterly financial statements of Anixter and its Subsidiaries.

                             (e) Not later than (i) 95 days after the end of
Signal's fiscal year, a copy of the unaudited consolidated annual financial statements of Signal and its Subsidiaries and (ii) 50 days after the end of Signal's first three fiscal quarters of each fiscal year (95 days after the end of the last fiscal quarter of Signal), a copy of the unaudited consolidated quarterly financial statements of Signal and its Subsidiaries.

                             (f) No later than 50 days after the end of each
calendar year, a statement of the assets held in the portfolio of Signal.

                             (g) Such other information as the Administrative
Agent or any Lender may reasonably request from time to time.

            7.2.    Certificates; Other Information.

                    Furnish to the Administrative Agent and each Lender:

                             (a) Prompt written notice if: (i) any Indebtedness
of the Borrower or any Subsidiary is declared or shall become due and payable prior to its stated maturity, or called and not paid when due, (ii) a default shall have occurred under any note (other than the Notes) or the holder of any such note, or other evidence of Indebtedness, certificate or security evidencing any such Indebtedness or any obligee with respect to any other Indebtedness of the Borrower or any Subsidiary has the right to declare any such Indebtedness due and payable prior to its stated maturity, or (iii) there shall occur and be continuing a Default or an Event of Default;

                             (b) Prompt written notice of: (i) any citation,
summons, subpoena, order to show cause or other document naming the Borrower or any Subsidiary a party to any proceeding before any Governmental Authority which could reasonably be expected to have a Material Adverse Effect or which calls into question the validity or enforceability of any of the Loan Documents, and include with such notice a copy of such citation, summons, subpoena, order to show cause or other document, (ii) any lapse or other termination of any material Intellectual Property, license, permit, franchise or other authorization issued to the Borrower or any Subsidiary by any Person or Governmental Authority, and (iii) any refusal by any Person or Governmental Authority to renew or extend any such material Intellectual Property, license, permit, franchise or other authorization, which lapse, termination, refusal or dispute could reasonably be expected to have a Material Adverse Effect;

                             (c) Promptly upon becoming available, copies of all
(i) regular, periodic or special reports, schedules and other material which the Borrower or any Subsidiary may now or hereafter be required to file with or deliver to any securities exchange or the SEC, or any other Governmental Authority succeeding to the functions thereof and (ii) material news releases and annual reports relating to the Borrower or any Subsidiary;

                             (d) As soon as possible, and in any event within
ten days after the Borrower knows or has reason to know that any of the events or conditions enumerated below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by the Vice President-Treasurer of the Borrower (or such other officer as shall be acceptable to the Administrative Agent), setting forth details respecting such event or condition and the action, if any, which the Borrower or an ERISA Affiliate proposes to take with respect thereto; provided, however, that if such event or condition is required to be reported or noticed to the PBGC, such statement, together with a copy of the relevant report or notice to the PBGC, shall be furnished promptly and in any event not later than ten days after it is reported or noticed to the PBGC:

                             (i) any reportable event, as defined in Section
4043(b) of ERISA with respect to a Plan, as to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or of
Section 302 of ERISA, including, without limitation, the failure to make, on or before its due date, a required installment under Section 412(m) of the Code or
Section 302(e) of ERISA or the disqualification of such Plan for purposes of
Section 4043(b)(1) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code) and any request for a waiver under Section 412(d) of the Code for any Plan;

                             (ii) the distribution under Section 4041 of ERISA
of a notice of intent to terminate any Plan or any action taken by the Borrower or any ERISA Affiliate to terminate any Plan;

                             (iii) the institution by the PBGC of proceedings
under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan;

                             (iv) the complete or partial withdrawal from a
Multiemployer Plan by the Borrower or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt of the Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

                             (v) the institution of a proceeding by a fiduciary
of any Multiemployer Plan against the Borrower or any ERISA Affiliate to enforce
Section 515 of ERISA, which proceeding is not dismissed with thirty days from its commencement;

                             (vi) the adoption of an amendment to any Plan
pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA that would result in the loss of the tax-exempt status of the trust of which such Plan is a part or the Borrower or any ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of said Sections; and

                             (vii) any event or circumstance exists which may
reasonably be expected to constitute grounds for the incurrence of liability by the Borrower or any ERISA Affiliate under Title IV of ERISA or under Sections 412(c)(11) or 412(n) of the Code with respect to any employee benefit plan;

                             (e) Promptly after the request of the
Administrative Agent or any Lender therefor, copies of each annual report filed pursuant to Section 104 of ERISA with respect to each Plan (including, to the extent required by Section 104 of ERISA, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information referred to in Section 103 of ERISA) and each annual report filed with respect to each Plan under Section 4065 of ERISA; provided, however, that in the case of a Multiemployer Plan, such annual reports shall be furnished only if they are available to the Borrower or any ERISA Affiliate; and

                             (f) Prompt written notice of any order, notice,
claim or proceeding received by, or brought against, the Borrower or any Subsidiary, or with respect to any of the Real Property, under any Environmental Law; and

                             (g) In the event that the Administrative Agent
shall have a reasonable basis for believing that Hazardous Substances may be on, at, under or around any Real Property in violation of any applicable Environmental Law, conduct and complete (at the Borrower's expense) all investigations, studies, samplings and testings relative to such

Hazardous Substances as the Administrative Agent may reasonably request.

                             (h) Subject to any confidentiality requirements, as
soon as reasonably practicable but in any event at least 5 Business Days in advance of any Offering, written notice of such Offering together with copies of all registration statements, if any, filed in connection therewith.

                             (i) [Intentionally Omitted]

                             (j) Prompt written notice if a Change in Control
occurs; and

                             (k) As soon as reasonably practicable but in any
event at least 3 Business Days in advance of sale, redemption or other disposition of Collateral, written notice of such sale, redemption or other disposition together with copies of all registration statements, if any, filed in connection therewith.

                             (l) Such other information as the Administrative
Agent or any Lender shall reasonably request from time to time.

            7.3.    Legal Existence.

                    Maintain, and cause each Restricted Subsidiary so to maintain, its corporate existence in good standing in the jurisdiction of its incorporation and in each other jurisdiction in which the failure so to do could reasonably be expected to have a Material Adverse Effect.

            7.4.    Taxes.

                    Pay and discharge when due, and cause each Restricted Subsidiary so to do, all Taxes, assessments and governmental charges, license fees and levies upon, or with respect to the Borrower or such Restricted Subsidiary and all Taxes upon the income, profits and Property of the Borrower and its Restricted Subsidiaries, which if unpaid, could reasonably be expected to have a Material Adverse Effect or become a Lien on the Property of the Borrower or such Restricted Subsidiary (other than a Permitted Lien), unless and to the extent only that such Taxes, assessments, charges, license fees and levies shall be contested in good faith and by appropriate proceedings diligently conducted by the Borrower or such Restricted Subsidiary and provided that any such contested Tax, assessment, charge, license fee or levy shall not constitute, or create, a Lien on any Property of the Borrower or such Restricted Subsidiary senior to the Liens granted to the Administrative Agent and the Lenders by the Security Agreement on such Property, and, provided further, that the Borrower shall give the Administrative Agent prompt notice of such contest and that such reserve or other appropriate provision as shall be required by the Accountants in accordance with GAAP shall have been made therefor.

            7.5.    Insurance.

                    Maintain with financially sound and reputable insurance companies insurance on all its Property in at least such amounts and against at least such risks (but including in any event public liability and product liability) as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to the Administrative Agent, upon written request, full information as to the insurance carried.

            7.6.    Payment of Indebtedness and Performance of Obligations.

                    Pay and discharge when due, and cause each Restricted Subsidiary to pay and discharge, all lawful Indebtedness, obligations and claims for labor, materials and supplies or otherwise which, if unpaid, might (i) have a Material Adverse Effect, or (ii) become a Lien upon Property of the Borrower or any Restricted Subsidiary other than a Permitted Lien, unless and to the extent only that the validity of such Indebtedness, obligation or claim shall be contested in good faith and by appropriate proceedings diligently conducted by it, and that any such contested Indebtedness, obligations or claims shall not constitute, or create, a Lien on any Property of the Borrower or any Restricted Subsidiary senior to the Lien granted to the Administrative Agent under the Security Agreement on such Property, and further provided that the Borrower shall give the Administrative Agent prompt notice of any such contest and that such reserve or other appropriate provision as shall be required by the Accountants in accordance with GAAP shall have been made therefor.

            7.7.    Condition of Property.

                    At all times, maintain, protect and keep in good repair, working order and condition (ordinary wear and tear excepted), and cause each Restricted Subsidiary so to do, all Property necessary to the operation of the Borrower's or such Restricted Subsidiary's business.

            7.8.    Observance of Legal Requirements.

                    Observe and comply in all respects, and cause each Restricted Subsidiary so to do, with all laws, ordinances, orders, judgments, rules, regulations, certifications, franchises, permits, licenses, directions and requirements of all Governmental Authorities, which now or at any time hereafter may be applicable to it, including, without limitation, ERISA and all Environmental Laws, a violation of which could reasonably be expected to have a Material Adverse Effect, except such thereof as shall be contested in good faith and by appropriate proceedings diligently conducted by it, provided that the Borrower shall give the Administrative Agent prompt notice of such contest and that such reserve or other appropriate provision as shall be required by the Accountants in accordance with GAAP shall have been made therefor.

            7.9.    Inspection of Property; Books and Records; Discussions.

                    Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made of all dealings and transactions in relation to its business and activities and permit representatives of the Administrative Agent and any Lender to visit its offices, to inspect any of its Property and examine and make copies or abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired, and to discuss the business, operations, prospects, licenses, Property and financial condition of the Borrower or and its Restricted Subsidiaries with the officers thereof and the Accountants.

            7.10.   Licenses, Intellectual Property.

                    Maintain, and cause each Restricted Subsidiary to maintain, in full force and effect, all material licenses, franchises, Intellectual Property, permits, licenses, authorizations and other rights as are necessary for the conduct of its business.

            7.11. Liquidity.

                    Maintain at all times (to be calculated quarterly) the sum of (i) cash of the Borrower (other than Cash Collateral), (ii) Marketable Securities of the Borrower, (iii) amounts loaned by the Borrower to Anixter in order to enable Anixter to prepay revolving credit loans under the Anixter Credit Agreement, provided that the Borrower has the currently exercisable right to receive repayment from Anixter of, and Anixter has sufficient funds to pay, the full amount of such loans, including, without limitation, under the terms of any subordination provisions applicable thereto and (iv) Loan Availability in an amount not less than $10,000,000.

            7.12. Asset Coverage Ratio.

                    Maintain at all times (to be calculated quarterly) an Asset Coverage Ratio of not less than 3.10:1.00, provided, however, that if at any time the Borrower fails to maintain an Asset Coverage Ratio of not less than 3.10:1.00, the Borrower shall have 3 Business Days from the date of the Borrower's knowledge of the failure to either prepay the Loans or deposit Cash Collateral with the Administrative Agent as additional Collateral under the Security Agreement, in either case in an amount such that the Asset Coverage Ratio is not less than 3.10:1.00 after giving effect to such prepayment or deposit.

            7.13. Liquid Asset Coverage Ratio.

                    Maintain at all times (to be calculated quarterly) a Liquid Asset Coverage Ratio of not less than 1.125:1.00.

            7.14. Minimum Net Worth.

                    Maintain at all times Net Worth of not less than $150,000,000.

8.          NEGATIVE COVENANTS

            The Borrower agrees that, so long as this Agreement is in effect, any Loan remains outstanding and unpaid, or any other amount is owing under any Loan Document to any Lender or the Administrative Agent, the Borrower shall not, directly or indirectly:

            8.1.  Indebtedness.

                    Create, incur, assume or suffer to exist any liability for Indebtedness, or permit any Material Restricted Subsidiary so to do, except (i) Indebtedness due under the Loan Documents, (ii) Indebtedness of the Borrower or any Material Restricted Subsidiary existing on the Original Effective Date as set forth on Schedule 8.1, excluding increases and refinancings thereof, (iii) Indebtedness consisting of Contingent Obligations permitted by Section 8.4, (iv) Indebtedness in respect of Capital Leases in an aggregate amount not in excess of $5,000,000, (v) other Indebtedness on terms and conditions and in form and substance satisfactory to the Administrative Agent and the Lenders, the proceeds of which are used to prepay the Loans, (vi) in addition to the Indebtedness of Seacoast existing on the Original Effective Date as described on
Schedule 8.1, Indebtedness of Seacoast incurred in the ordinary course of its business in an aggregate outstanding principal amount not in excess of $58,000,000 and (vii) intercompany Indebtedness among the Borrower and its Subsidiaries incurred in the ordinary course of business.

            8.2.    Liens.

                    Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, or covenant or agree with any Person not to grant a Lien in favor of any other Person (other than in favor of the Administrative Agent and the Lenders hereunder), or permit any Material Restricted Subsidiary so to do, except (i) Liens for Taxes, assessments or similar charges incurred in the ordinary course of business which are not delinquent or which are being contested in accordance with Section 7.4, provided that enforcement of such Liens is stayed pending such contest, (ii) Liens in connection with workers' compensation, unemployment insurance or other social security obligations (but not ERISA), (iii) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business, (iv) zoning ordinances, easements, rights of way, minor defects, irregularities, and other similar restrictions affecting real Property which do not adversely affect the value of such real Property or the financial condition of the Borrower or such Material Restricted Subsidiary or impair its use for the operation of the business of the Borrower or such Material Restricted Subsidiary, (v) statutory Liens arising by operation of law such as mechanics', materialmen's, carriers', warehousemen's liens incurred in the ordinary course of business which are not delinquent or which are being contested in accordance with Section 7.4, provided that enforcement of such Liens is stayed pending such contest, (vi) Liens arising out of judgments or decrees which are being contested in accordance with Section 7.4, provided that enforcement of such Liens is stayed pending such contest,
(vii) Liens in favor of the Administrative Agent and the Lenders under the Loan Documents and (viii) Liens on Property of the Borrower and its Material Restricted Subsidiaries existing on the Original Effective Date as set forth on
Schedule 8.2 as renewed from time to time, but not any increases in the amounts secured thereby, provided, however, that in lieu of listing all existing Liens on such Schedule 8.2, the Borrower may list (x) under the heading "Miscellaneous Existing Liens of the Borrower" on Schedule 8.2, Liens of the Borrower existing on the Original Effective Date not in excess of $1,000,000 individually or $5,000,000 in the aggregate and (y) under the heading "Miscellaneous Existing Liens of a Material Restricted Subsidiary" on Schedule 8.2, Liens of such Material Restricted Subsidiary existing on the Original Effective Date not in excess of $1,000,000 individually or $5,000,000 in the aggregate.

            8.3.    Merger, Consolidation and Certain Dispositions of Property.

                    Consolidate with, be acquired by, or merge into or with any Person, or sell, lease or otherwise dispose of all or substantially all of its Property, or permit any Material Restricted Subsidiary so to do.

            8.4.    Contingent Obligations.

                    Assume, guarantee, indorse, contingently agree to purchase or perform, or otherwise become liable upon any Contingent Obligation or permit any Material Restricted

Subsidiary so to do, except for (i) the Contingent Obligations of the Borrower or any Material Restricted Subsidiary existing on the Original Effective Date as set forth on Schedule 8.4, (ii) Contingent Obligations of Signal in respect of the Bank of Boston Line, (iii) without duplication, Contingent Obligations of the Borrower in respect of any Indebtedness of Anixter Canada, Inc. in an amount not in excess of $40,000,000 in the aggregate, (iv) provided that no Default or Event of Default would exist before or after giving effect thereto, (x) unsecured Contingent Obligations of the Borrower and Material Restricted Subsidiaries incurred in the ordinary course of business and not in excess of $10,000,000 in the aggregate of which not more than $5,000,000 may be incurred in connection with a new Subsidiary or line of business and (y) unsecured Contingent Obligations of the Borrower and Material Restricted Subsidiaries incurred in the ordinary course of business and not in excess of $10,000,000 in the aggregate which Contingent Obligations shall be subordinated in form and substance satisfactory to the Administrative Agent and (v) Contingent Obligations of the Borrower under the SBA Guarantee, provided, however, that the liability of the Borrower thereunder shall not exceed $30,000,000 in the aggregate.

            8.5.    Dividends and Purchase of Stock.

                    Declare or pay any dividends payable in cash or otherwise or apply any of its Property to the purchase, redemption or other retirement of, or set apart any sum for the payment of any dividends on, or make any other distribution by reduction of capital or otherwise in respect of, any shares of its Stock, or permit any Material Restricted Subsidiary so to do, except that
(i) a wholly-owned Subsidiary may declare and pay dividends to the Borrower and
(ii) provided that no Default or Event of Default has occurred and is then continuing or would occur immediately after giving effect thereto, the Borrower may pay dividends on, or make purchases and redemptions of, its Stock (other than dividends, purchases or redemptions payable in the Stock of Anixter or ANTEC).

            8.6.    Investments, Loans, Etc.

                    At any time, purchase or otherwise acquire, hold or invest in the Stock of, or any other interest in, any Person, or make any loan or advance to, or enter into any arrangement for the purpose of providing funds or credit to, or make any other investment, whether by way of capital contribution, time deposit or otherwise, in or with any Person, or permit any Material Restricted Subsidiary so to do, or permit any Subsidiary to purchase or otherwise acquire Stock in Itel (all of which are sometimes referred to herein as "Investments") except:

                             (a) Investments in short-term domestic and
eurodollar time deposits with any Lender, or any other commercial bank, trust company or national banking association incorporated under the laws of the United States or any State thereof and having undivided capital, surplus and undivided profits exceeding $500,000,000;

                             (b) Investments in short-term direct obligations of
the United States of America or agencies thereof whose obligations are guaranteed by the United States of America;

                             (c) Investments existing on the Original Effective
Date as set
forth on Schedule 8.6, provided, however, that (i) in lieu of listing all existing Investments on such Schedule 8.6, the Borrower may list (x) under the heading "Miscellaneous Existing Investments of the Borrower" on Schedule 8.6, Investments of the Borrower existing on the Original Effective Date not in excess of $1,000,000 individually or $5,000,000 in the aggregate and (y) under the heading "Miscellaneous Existing Investments of a Material Restricted Subsidiary" on Schedule 8.6, Investments of such Material Restricted Subsidiary existing on the Original Effective Date not in excess of $1,000,000 individually or $5,000,000 in the aggregate and (ii) the Borrower need not separately set forth on Schedule 8.6 the Investments held in the Signal portfolio;

                             (d) normal business banking accounts and
short-term certificates of deposit and time deposits in, or issued by, federally insured institutions in amounts not exceeding the limits of such insurance;

                             (e) noncash Investments in Subsidiaries other than
Investments consisting of Collateral;

                             (f) without duplication, Investments in existing
Subsidiaries or existing lines of business (other than Investments in Seacoast) in an aggregate amount not in excess of $20,000,000;

                             (g) other Investments of the Borrower or any
Material Restricted Subsidiary (other than Investments in Seacoast), including, without limitation, Investments in new Subsidiaries and new lines of business, in an aggregate amount not in excess of $5,000,000;

                             (h) Investments consisting of loans made by the
Borrower to Anixter in order to enable Anixter to prepay revolving credit loans under the Anixter Credit Agreement, provided that the Borrower has the currently exercisable right to receive repayment from Anixter of, and Anixter has sufficient funds to pay, the full amount of such loans, including, without limitation, under the terms of any subordination provisions applicable thereto;

                             (i) subject to the limitation on Indebtedness of
Seacoast set forth in Section 8.1(vi), Investments by Seacoast in the ordinary course of its business in an amount not in excess of $105,000,000;

                             (j) provided that no Default or Event of Default
has occurred and is then continuing or would occur immediately after giving effect thereto, a Subsidiary of Itel may purchase or otherwise acquire Stock of Itel; and

                             (k) without duplication, Investments by the
Borrower in Seacoast made after the Restatement Effective Date, in an aggregate amount not in excess of $22,500,000, it being understood that any amounts paid by the Borrower under the SBA Guarantee shall be deemed to be Investments for purposes of the limitations of this Section 8.6(k).

            8.7.    Business and Name Changes.

                    Materially change the nature of the business of the Borrower and its Material Restricted Subsidiaries as conducted on the Restatement Effective Date, or alter or modify its name, structure or status, or permit any Material Restricted Subsidiary so to do.

            8.8.    Dispositions of Collateral.

                    Sell, exchange, transfer or otherwise dispose of any Collateral or permit any Material Restricted Subsidiary so to do, except that provided that no Default or Event of Default would exist before and after giving effect thereto, (i) the Borrower may redeem shares of preferred Stock of Anixter in any fiscal year in an amount equal to (x) 50% of the sum of Anixter's consolidated net income for each fiscal year (commencing with its 1995 fiscal year and including the year in which the calculation is being made) less (y) the amount of Net Sales Proceeds from such redemptions in such years to the extent that such Net Sales Proceeds were not applied to the mandatory prepayment of Loans pursuant to Section 2.5(b) and (ii) subject to clause (i), the Borrower may sell, exchange, transfer or otherwise dispose of any Collateral for cash provided that 100% of the Net Sales Proceeds thereof (including Net Sales Proceeds of redemptions of preferred Stock of Anixter in excess of the amount determined under clause (i)) shall be applied to the mandatory prepayment of the Loans pursuant to Section 2.5(b).

            8.9.    Restricted Subsidiaries.

                    Create or acquire any other Material Restricted Subsidiary, or permit any Restricted Subsidiary so to do, provided that (i) so long as no Default or Event of Default shall have occurred or be continuing before and after giving effect thereto and (ii) the aggregate amounts applied in connection therewith do not exceed $5,000,000, the Borrower or a Material Restricted Subsidiary may, upon five Business Days' advance written notice to the Administrative Agent, create or acquire a Material Restricted Subsidiary.

            8.10.   Certificate of Incorporation and By-laws.

                    Amend or otherwise modify its certificate of incorporation or by-laws in any way which would adversely affect the interests of the Administrative Agent and the Lenders under any of the Loan Documents, or permit any Material Restricted Subsidiary so to do.

            8.11.   ERISA.

                    Adopt or become obligated to contribute to any Plan or Multiemployer Plan, or permit any ERISA Affiliate so to do, other than those set forth on Schedule 4.12.

            8.12.   Prepayments of Indebtedness.

                    Prepay or obligate itself to prepay, in whole or in part, any Indebtedness (other than the Indebtedness under the Loan Documents), or permit any Material Restricted Subsidiary so to do.

            8.13.   Sale and Leaseback.

                    Enter into any arrangement with any Person providing for the leasing by it of Property which has been or is to be sold or transferred by it to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such Property or its rental obligations, or permit any Material Restricted Subsidiary so to do.

            8.14. Fiscal Year.

                    Change its fiscal year from that in effect on the Restatement Effective Date, or permit any Material Restricted Subsidiary so to do.

            8.15. Capital Expenditures.

                    During any fiscal year, make any capital expenditures or fixed asset acquisitions, or, without duplication, incur any obligation so to do or permit any Material Restricted Subsidiary so to do, in an aggregate amount exceeding $5,000,000. Capital expenditures and fixed asset acquisitions shall be calculated on a non-cumulative basis so that amounts not expended in any fiscal year may not be carried over and expended in subsequent fiscal years.

            8.16. Amendments, Etc. of Certain Agreements.

                    Enter into, permit to exist or agree to any amendment, modification or waiver of any term or condition, or permit any of its Subsidiaries to do so, of (i) the Anixter Credit Agreement which (x) would restrict Anixter's ability to pay cash dividends or other non-tax payments to the Borrower to an amount less than 50% of Anixter's net income or (y) change the definition of "Revolving Credit Availability" set forth therein or any terms used in such definition, (ii) the Tax Sharing Agreement (or any replacement or restatement thereof) which would reduce the cash amounts that Anixter is presently obligated or permitted to pay to the Borrower except for an amendment required as a result of a change in law, (iii) the Registration Rights Agreement, (iv) the Newsprint Guaranty or the SBA Guarantee, which amendment, modification or waiver of any term or condition of the Newsprint Guaranty or the SBA Guarantee would materially and adversely affect the interests of the Lenders, or (v) any indenture, certificate of designation for preferred Stock, agreement or instrument (other than the Anixter Credit Agreement and the Tax Sharing Agreement) which would prohibit or restrain, directly or indirectly, the payment of dividends or other payments to the Borrower or any of its Subsidiaries.

            8.17. Transactions with Affiliates.

                    Become a party to any transaction with an Affiliate unless its Board of Directors or its designee shall have determined that the terms and conditions relating thereto are as favorable to it as those which would be obtainable at the time in a comparable arm's-length transaction with a Person other than an Affiliate, or permit any Material Restricted Subsidiary so to do.

            8.18. Issuance of Additional Capital Stock.

                    Permit any Subsidiary, the Stock of which is pledged as Collateral, to issue any additional Stock or other equity interest of such Subsidiary, unless simultaneously therewith the same is delivered to the Administrative Agent, together with appropriate stock powers and such other documentation as the Administrative Agent shall reasonably request, to be held by the Administrative Agent as collateral security under the Security Agreement. Notwithstanding the foregoing, Anixter shall be permitted to issue additional shares of its common Stock in connection with the normal operation of its stock option plans, provided that at all times the shares of such Anixter Stock owned by the Borrower and pledged to the Administrative Agent under the Security Agreement shall exceed 90% of the total shares of such Anixter Stock on a fully-diluted basis.

9.          DEFAULT

            9.1.    Events of Default.

                    The following shall each constitute an "Event of Default" hereunder:

                             (a) The failure of the Borrower to pay principal on
any Note on the date when due and payable; or

                             (b) The failure of the Borrower to pay any
installment of interest or any other fees or expenses payable under any Loan Document or under any agreement with the Administrative Agent within three Business Days of the date when due and payable; or

                             (c) The use of the proceeds of any Loan in a manner
inconsistent with or in violation of Section 2.14; or

                             (d) The failure of the Borrower to observe or
perform any covenant or agreement contained in Sections 7.3, 7.11, 7.12, 7.13,
7.14 or Section 8; or

                             (e) The failure to observe or perform any other
term, covenant, or agreement contained in any Loan Document and such failure shall have continued unremedied for a period of 30 days after the Borrower shall have obtained knowledge thereof; or

                             (f) Any representation or warranty of the Borrower
(or of any officer of the Borrower on its behalf) made in any Loan Document or in any certificate, report, opinion (other than an opinion of counsel) or other document delivered or to be delivered pursuant thereto, shall prove to have been incorrect or misleading (whether because of misstatement or omission) in any material respect when made; or

                             (g) Any obligation of the Borrower (other than its
obligations under the Notes) or any Material Restricted Subsidiary, whether as principal, guarantor, surety or other obligor, for the payment of any Indebtedness in excess of $10,000,000 (i) shall become or shall be declared to be due and payable prior to the expressed maturity thereof, or (ii) shall not be paid when due or within any grace period for the payment thereof, or (iii) any holder of any such obligation shall have the right to declare such obligation due and payable prior to the expressed maturity thereof;

                             (h) The Borrower, any Material Restricted
Subsidiary shall be in default under any other material agreement and the applicable grace period or cure period, if any, with respect thereto shall have expired; or

                             (i) The Borrower or any Material Restricted
Subsidiary shall (i) suspend or discontinue its business, (ii) make an assignment for the benefit of creditors, (iii) generally not be paying its debts as such debts become due, (iv) admit in writing its inability to pay its debts as they become due, (v) file a voluntary petition in bankruptcy, (vi) become insolvent (however such insolvency shall be evidenced), (vii) file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment of debt, liquidation or dissolution or similar relief under any present or future statute, law or regulation of any jurisdiction, (viii) petition or apply to any tribunal for any receiver, custodian or any trustee for any substantial part of its Property, (ix) be the subject of any such proceeding filed against it which remains undismissed for a period of 45 days, (x) file any answer admitting or not contesting the material allegations of any such petition filed against it or any order, judgment or decree approving such petition in any such proceeding, (xi) seek, approve, consent to, or acquiesce in any such proceeding, or in the appointment of any trustee, receiver, custodian, liquidator, or fiscal agent for it, or any substantial part of its Property, or an order is entered appointing any such trustee, receiver, custodian, liquidator or fiscal agent and such order remains in effect for 45 days, (xii) take any formal action for the purpose of effecting any of the foregoing or looking to the liquidation or dissolution of the Borrower or such Material Restricted Subsidiary; or

                             (j) An order for relief is entered under the United
States bankruptcy laws or any other decree or order is entered by a court having jurisdiction (i) adjudging the Borrower or any Material Restricted Subsidiary bankrupt or insolvent, (ii) approving as properly filed a petition seeking reorganization, liquidation, arrangement, adjustment or composition of or in respect of the Borrower or any Material Restricted Subsidiary under the United States bankruptcy laws or any other applicable Federal or state law, (iii) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Borrower or any Material Restricted Subsidiary or of any substantial part of the Property thereof, (iv) ordering the winding up or liquidation of the affairs of the Borrower or any Material Restricted Subsidiary, and any such decree or order continues unstayed and in effect for a period of 45 days; or

                             (k) Judgments or decrees against the Borrower or
any Material Restricted Subsidiary aggregating in excess of $10,000,000 shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of 60 days; or

                             (l) The occurrence of an Event of Default under and
as defined in any of the Security Agreement; or

                             (m) Any Loan Document shall cease, for any reason,
to be in full force and effect, or the Borrower shall so assert in writing or shall disavow any of its obligations thereunder; or

                             (n) An event or condition specified in Section
7.2(d) shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, the Borrower or any Subsidiary shall be reasonably likely to incur a liability to a Plan, a Multiemployer Plan, the PBGC, or any combination thereof which would constitute, in the reasonable opinion of the Required Lenders, a Material Adverse Effect; or

                             (o) The occurrence of a Change in Control; or

                             (p) The occurrence of any Event of Default under
and as defined in the Anixter Credit Agreement (or, if the Anixter Credit Agreement is not in effect, any obligation of Anixter, whether as principal, guarantor, surety or other obligor, for the payment of any Indebtedness in excess of $50,000,000 (x) shall become or shall be declared to be due and payable prior to the expressed maturity thereof, or (y) shall not be paid when due or within any grace period for the payment thereof, or (z) any holder of any such obligation shall have the right to declare such obligation due and payable prior to the expressed maturity thereof).

                    Upon the occurrence of an Event of Default or at any time thereafter during the continuance thereof, (a) if such event is an Event of Default specified in clause (i) or (j) above, the Aggregate Commitments shall immediately and automatically terminate and the Loans, all accrued and unpaid interest thereon, and all other amounts owing under the Loan Documents shall immediately become due and payable, and the Administrative Agent may, and upon the direction of the Required Lenders shall, exercise any and all remedies and other rights provided in the Loan Documents, and (b) if such event is any other Event of Default, any or all of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, and upon the direction of the Required Lenders shall, by notice to the Borrower, declare the Aggregate Commitments to be terminated forthwith, whereupon the Aggregate Commitments shall immediately terminate, and (ii) with the consent of the Required Lenders, the Administrative Agent may, and upon the direction of the Required Lenders shall, by notice of default to the Borrower, declare the Loans, all accrued and unpaid interest thereon, and all other amounts owing under the Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable, and the Administrative Agent may, and upon the direction of the Required Lenders shall, exercise any and all remedies and other rights provided pursuant to the Loan Documents. Except as otherwise provided in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived. The Borrower hereby further expressly waive and covenant not to assert any appraisement, valuation, stay, extension, redemption or similar laws, now or at any time hereafter in force which might delay, prevent or otherwise impede the performance or enforcement of any Loan Document.

                    In the event that the Aggregate Commitments shall have been terminated or the Notes shall have been declared due and payable pursuant to the provisions of this Section, any funds received by the Administrative Agent and the Lenders from or on behalf of the Borrower shall be applied by the Administrative Agent and the Lenders in liquidation of the Loans and the obligations of the Borrower under the Loan Documents in the following manner and order: (i) first, to the payment of interest on and then the principal portion of any Loans which the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower; (ii) second, to the payment of any fees or expenses due the Administrative Agent from the Borrower, (iii) third, to reimburse the Administrative Agent and the Lenders for any expenses (to the extent not paid pursuant to clause (ii) due from the Borrower pursuant to the provisions of
Section 11.5; (iv) fourth, to the payment of accrued Commitment Fees, and all other fees, expenses and amounts due under the Loan Documents (other than principal and interest on the Notes); (v) fifth, to the payment of interest due on the Notes; (vi) sixth, to the payment of principal outstanding on the Notes; and (vii) seventh, to the payment of any other amounts owing to the Administrative Agent and the Lenders under any Loan Document.

10.         THE ADMINISTRATIVE AGENT

            10.1. Appointment.

                    Each Lender hereby irrevocably designates and appoints BNY as the Administrative Agent of such Lender under the Loan Documents and each such Lender hereby irrevocably authorizes BNY, as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of the Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of the Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in any Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against the Administrative Agent.

            10.2. Delegation of Duties.

                    The Administrative Agent may execute any of its duties under the Loan Documents by or through agents or attorneys-in-fact and shall be entitled to rely upon the advice of counsel concerning all matters pertaining to such duties.

            10.3. Exculpatory Provisions.

                    Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Loan Documents (except for its own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in the Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, the Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any of the Loan Documents or for any failure of the Borrower or any other Person to perform its obligations thereunder. The Administrative Agent shall be under no obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, the Loan Documents, or to inspect the properties, books or records of the Borrower. The Administrative Agent shall be under no liability or responsibility whatsoever to the Borrower or any other Person as a consequence of any failure or delay in performance, or any breach, by any Lender of any of its obligations under any of the Loan Documents.

            10.4. Reliance by Administrative Agent.

                    The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, opinion, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may treat each Lender, or the Person designated in the last notice filed with it under this Section, as the holder of all of the interests of such Lender in its Loans and in its Note until written notice of transfer, signed by such Lender (or the Person designated in the last notice filed with the Administrative Agent) and by the Person designated in such written notice of transfer, in form and substance satisfactory to the Administrative Agent, shall have been filed with the Administrative Agent. The Administrative Agent shall not be under any duty to examine or pass upon the validity, effectiveness or genuineness of the Loan Documents or any instrument, document or communication furnished pursuant thereto or in connection therewith, and the Administrative Agent shall be entitled to assume that the same are valid, effective and genuine, have been signed or sent by the proper parties and are what they purport to be. The Administrative Agent shall be fully justified in failing or refusing to take any action under the Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under the Loan Documents in accordance with a request or direction of the Required Lenders, and such request or direction and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

            10.5. Notice of Default.

                    The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received written notice thereof from a Lender or the Borrower. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem to be in the best interests of the Lenders.

            10.6. Non-Reliance on Administrative Agent and Other Lenders.

                    Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own evaluation of and investigation into the business, operations, Property, financial and other condition and creditworthiness of the Borrower and made its own decision to enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, evaluations and decisions in taking or not taking action under any Loan Document, and to make such investigation as it deems necessary to inform itself as to the business, operations, Property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, Property, financial and other condition or creditworthiness of the Borrower which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

            10.7. Indemnification.

                    Each Lender agrees to indemnify and reimburse the Administrative Agent in its capacity as such (to the extent not promptly reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), according to its Commitment Percentage, from and against any and all liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever including, without limitation, any amounts paid to the Lenders (through the Administrative Agent) by the Borrower pursuant to the terms of the Loan Documents, that are subsequently rescinded or avoided, or must otherwise be restored or returned which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other documents contemplated by or referred to therein or the transactions contemplated thereby or any action taken or omitted to be taken by the Administrative Agent under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting solely from the gross negligence or willful misconduct of the Administrative Agent. The agreements in this Section shall survive the payment of all amounts payable under the Loan Documents.

            10.8. Administrative Agent in its Individual Capacity.

                    BNY and its affiliates may make loans to, accept deposits from, issue letters of credit for the account of, and generally engage in any kind of business with, the Borrower as though BNY was not the Administrative Agent hereunder. With respect to the Commitment made by BNY and the Note issued to BNY, BNY shall have the same rights and powers under the Loan Documents as any Lender and may exercise the same as though it was not an Administrative Agent and the terms "Lender" and "Lenders" shall in each case include BNY.

            10.9. Successor Administrative Agent.

                    If at any time the Administrative Agent deems it advisable, in its sole discretion, it may submit to each of the Lenders a written notice of its resignation as Administrative Agent under this Agreement, such resignation to be effective upon the earlier of (i) the written acceptance of the duties of the Administrative Agent under the Loan Documents by a successor Administrative Agent and (ii) on the 30th day after the date of such notice. Upon any such resignation, the Required Lenders shall have the right, after consultation with the Borrower, to appoint from among the Lenders a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders and accepted such appointment in writing within 30 days after the retiring Administrative Agent's giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and after consultation with the Borrower, appoint a successor Administrative Agent, which successor Administrative Agent shall be a commercial bank organized under the laws of the United States of America or any State thereof and having a combined capital and surplus of at least $100,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent's rights, powers, privileges and duties as Administrative Agent under the Loan Documents shall be terminated. The Borrower and the Lenders shall execute such documents as shall be necessary to effect such appointment. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of the Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents. If at any time hereunder there shall not be a duly appointed and acting Administrative Agent, the Borrower agrees to make each payment due under the Loan Documents directly to the Lenders entitled thereto during such time.

 11.        OTHER PROVISIONS.

            11.1. Amendments and Waivers.

                    With the written consent of the Required Lenders, the Administrative Agent and the Borrower may, from time to time, enter into written amendments, supplements or modifications of the Loan Documents and, with the consent of the Required Lenders, the Administrative Agent on behalf of the Lenders may execute and deliver to any such parties a written instrument waiving or a consent to a departure from, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of the Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such amendment, supplement, modification, waiver or consent shall (i) change the Commitments of any Lender or the Aggregate Commitments, (ii) extend the Maturity Date; (iii) decrease the rate, or extend the time of payment, of interest of, or change or forgive the principal amount of, or change the requirement that payments and prepayments of principal of, and payments of interest on, the Notes be made pro rata to the Lenders on the basis of the outstanding principal amount of the Loans, (iv) release any Collateral except in connection with a sale, exchange, redemption or other disposition thereof permitted by Section 8.8 or (v) change the provisions of Sections 2.9, 2.11, 2.12, 2.13, 2.15, or 11.1 without the consent of all of the Lenders; and provided further that no such amendment, supplement, modification, waiver or consent shall amend, modify, waive or consent to a departure from any provision of Section 10 or otherwise change any of the rights or obligations of the Administrative Agent under the Loan Documents without the written consent of the Administrative Agent. Any such amendment, supplement, modification, waiver or consent shall apply equally to each of the Lenders and shall be binding upon the parties to the applicable agreement, the Lenders, the Administrative Agent and all future holders of the Notes. In the case of any waiver, the parties to the applicable agreement, the Lenders and the Administrative Agent shall be restored to their former position and rights under the Loan Documents, and any Default or Event of Default waived shall not extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

            11.2. Notices.

                    All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or when deposited in the mail, first-class postage prepaid, or, in the case of telecopier notice, when sent, addressed as follows in the case of the Borrower or the Administrative Agent, and at the Domestic Lending Office in the case of each Lender, or to such other addresses as to which the Administrative Agent may be hereafter notified by the respective parties hereto or any future holders of the Notes:

                    The Borrower:

                    Itel Corporation
                    c/o Anixter Inc.
                    4711 Golf Road
                    Skokie, Illinois 60076
                    Attention:       Rod Shoemaker,
                                     Assistant Treasurer

                    Telephone:       (708) 715-2205
                    Telecopy:        (708) 677-8557

                    The Administrative Agent:

                    The Bank of New York
                    One Wall Street
                    Agency Function Administration
                    18th Floor
                    New York, New York 10286
                    Attention:       Carolyn Surles
                                     Agency Function Administrator
                    Telephone:       (212) 635-4695
                    Telecopy:        (212) 635-6365 or 6366 or 6367

                    with a copy to:

                    The Bank of New York
                    One Wall Street
                    New York, New York 10286
                    Attention:       John C. Lambert,
                                     Assistant Vice President
                    Telephone:       (212) 635-8044
                    Telecopy:        (212) 635-1208,

except that any notice, request or demand by the Borrower to or upon the Administrative Agent or the Lenders pursuant to Sections 2.3 or 2.6 shall not be effective until received. Any party to a Loan Document may rely on signatures of the parties thereto which are transmitted by telecopier or other electronic means as fully as if originally signed.

            11.3. No Waiver; Cumulative Remedies.

                    No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges under the Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

            11.4. Survival of Representations and Warranties.

                    All representations and warranties made under the Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection therewith shall survive the execution and delivery of the Loan Documents.

            11.5. Payment of Expenses and Taxes.

                    The Borrower agrees, promptly upon presentation of a statement or invoice therefor, and whether any Loan is made (i) to pay or reimburse the Administrative Agent for all its out-of-pocket costs and expenses reasonably incurred in connection with the development, preparation and execution of, the term sheet, the Loan Documents and any amendment, supplement or modification thereto (whether or not executed), any documents prepared in connection therewith and the consummation of the transactions contemplated thereby, the syndication of the transactions contemplated hereby and the monitoring of the Collateral, including, without limitation, the reasonable fees and disbursements of Special Counsel, (ii) to pay or reimburse the Administrative Agent and the Lenders for all of their respective costs and expenses, including, without limitation, reasonable fees and disbursements of counsel (including, without limitation, the allocated cost of internal legal counsel and all disbursements of internal legal counsel), incurred in connection with (x) any Default or Event of Default and any enforcement or collection proceedings resulting therefrom or in connection with the negotiation of any restructuring or "work-out" (whether consummated or not) of the obligations of the Borrower under any of the Loan Documents and (y) the enforcement of this Section, (iii) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from and against, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Loan Documents and any such other documents, and (iv) to pay, indemnify and hold each Lender and the Administrative Agent and each of their respective officers, directors and employees harmless from and against any and all other liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, reasonable counsel fees and disbursements) with respect to the enforcement and performance of the Loan Documents, the use of the proceeds of the Loans and the enforcement and performance of the provisions of any subordination agreement in favor of the Administrative Agent and the Lenders (all the foregoing, collectively, the "indemnified liabilities") and, if and to the extent that the foregoing indemnity may be unenforceable for any reason, the Borrower agrees to make the maximum payment permitted or not prohibited under applicable law; provided, however, that the Borrower shall have no obligation hereunder to pay indemnified liabilities to the Administrative Agent or any Lender arising from the gross negligence or willful misconduct of the Administrative Agent or such Lender or claims between one indemnified party and another indemnified party. The agreements in this Section shall survive the termination of the Aggregate Commitments and the payment of all amounts payable under the Loan Documents.

            11.6. Lending Offices.

                    Each Lender shall have the right at any time and from time to time to transfer its Loans to a different office, provided that such Lender shall promptly notify the Administrative Agent and the Borrower of any such change of office. Such office shall thereupon become such Lender's Domestic Lending Office or Eurodollar Lending Office, as the case may be, provided, however, that no such Lender shall be entitled to receive any greater amount under Sections 2.9, 2.11 and 2.15 as a result of a transfer of any such

Loans to a different office of such Lender than it would be entitled to immediately prior thereto unless such claim would have arisen even if such transfer had not occurred.

            11.7. Successors and Assigns.

                    (a) The Loan Documents shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, all future holders of the Notes and their respective successors and assigns, except that the Borrower may not assign, delegate or transfer any of its rights or obligations under the Loan Documents without the prior written consent of the Administrative Agent and each Lender.

                    (b) Each Lender shall have the right at any time, upon written notice to the Administrative Agent of its intent to do so, to sell, assign, transfer or negotiate all or any part of such Lender's rights under the Loan Documents to one or more of its Affiliates, to one or more of the other Lenders (or to Affiliates of such other Lenders) or, with the prior written consent of the Borrower (which consent shall not be unreasonably withheld and shall not be required upon the occurrence and during the continuance of an Event of Default), to sell, assign, transfer or negotiate all or any part of such Lender's rights and obligations under the Loan Documents to any other bank, insurance company, pension fund, mutual fund or other financial institution, provided that (i) each such sale, assignment, transfer or negotiation (other than sales, assignments, transfers or negotiations (x) to Affiliates of such Lender or (y) of a Lender's entire interest) shall be in a minimum amount of $5,000,000 and (ii) there shall be paid to the Administrative Agent by the assigning Lender a fee (the "Assignment Fee") of $3,000. For each assignment, the parties to such assignment shall execute and deliver to the Administrative Agent for its acceptance and recording an Assignment and Acceptance Agreement. Upon such execution, delivery, acceptance and recording by the Administrative Agent, from and after the effective date specified in such Assignment and Acceptance Agreement, the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance Agreement, the assignor Lender thereunder shall be released from its obligations under the Loan Documents. The Borrower agrees upon written request of the Administrative Agent and at the Borrower's expense to execute and deliver (i) to such assignee, a Note, dated the effective date of such Assignment and Acceptance Agreement, in an aggregate principal amount equal to the portion of the Loan assigned to, and Commitments assumed by, such assignee and (ii) to such assignor Lender, a Note, dated the effective date of such Assignment and Acceptance Agreement, in an aggregate principal amount equal to the balance of such assignor Lender's Loan and Commitment, if any, and each assignor Lender shall cancel and return to the Borrower its existing Note.

                    (c) Each Lender may grant participations in all or any part of its Loans, its Note and its Commitment to one or more banks, insurance companies, financial institutions, pension funds or mutual funds, provided that
(i) such Lender's obligations under the Loan Documents shall remain unchanged,
(ii) such Lender shall remain solely responsible to the other parties to the Loan Documents for the performance of such obligations, (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents, (iv) no sub-participations shall be permitted and (v) the voting rights of any holder of any participation shall be limited to decisions that only do any of the following: (A) subject the participant to any additional obligation, (B) reduce the principal of, or interest on the Notes or any fees or other amounts payable hereunder, (C) postpone any date fixed for the payment of principal of, or interest on the Notes or any fees or other amounts payable hereunder, (D) release any security interest or Collateral except in connection with a sale, exchange, redemption or other disposition thereof per-mitted by Section 8.8 or (E) release any guarantor under any guarantee. The Borrower acknowledges and agrees that any such participant shall for purposes of Sections 2.9, 2.11, 2.13 and 2.15 be deemed to be a "Lender"; provided, however, the Borrower shall not, at any time, be obligated to pay any participant in any interest of any Lender hereunder any sum in excess of the sum which the Borrower would have been obligated to pay to such Lender in respect of such interest had such Lender not sold such participation. A Lender granting a participation shall promptly notify the Administrative Agent and the Borrower thereof, specifying the identity of such participant.

                    (d) If any (i) assignment is made pursuant to subsection (b) or (ii) any participation is granted pursuant to subsection (c), shall be made to any Person that is organized under the laws of any jurisdiction other than the United States of America or any State thereof, such Person shall furnish such certificates, documents or other evidence to the Borrower and the Administrative Agent, in the case of clause (i) and to the Borrower and the Lender which sold such participation in the case of clause (ii), as shall be required by Section 2.9(b) to evidence such Person's exemption from U.S. withholding taxes with respect to any payments under or pursuant to the Loan Documents because such Person is eligible for the benefits of a tax treaty which provides for a zero % rate of tax on any payments under the Loan Documents or because any such payments to such Person are effectively connected with the conduct by such Person of a trade or business in the United States.

                    (e) No Lender shall, as between and among the Borrower, the Administrative Agent and such Lender, be relieved of any of its obligations under the Loan Documents as a result of any sale, assignment, transfer or negotiation of, or granting of participations in, all or any part of its Loans, its Commitment or its Note, except that a Lender shall be relieved of its obligations to the extent of any such sale, assignment, transfer, or negotiation of all or any part of its Loans, its Commitment or its Note pursuant to subsection (b) above.

                    (f) Notwithstanding anything to the contrary contained in this Section, any Lender may at any time or from time to time assign all or any portion of its rights under the Loan Documents to a Federal Reserve Bank, provided that any such assignment shall not release such assignor from its obligations thereunder.

            11.8. Counterparts.

                    Each Loan Document (other than the Notes) may be executed by one or more of the parties thereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same document. It shall not be necessary in making proof of any Loan Document to produce or account for more than one counterpart signed by the party to be charged. A telecopied counterpart of any Loan Document or to any document evidencing, and of any an amendment, modification, consent or waiver to or of any Loan Document shall be deemed to be an originally executed counterpart. A set of the copies of the Loan Documents signed by all the parties thereto shall be deposited with each of the Borrower and the Administrative Agent. Any party to a Loan Document may rely upon the signatures of any other party thereto which are transmitted by telecopier or other electronic means to the same extent as if originally signed.

            11.9. Adjustments; Set-off.

                    (a) If any Lender (a "Benefited Lender") shall at any time receive any payment of all or any part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in
Section 9.1 (h) or (i), or otherwise) in a greater proportion than any such payment to and collateral received by any other Lender in respect of such other Lender's Loans, or interest thereon, such Benefited Lender shall purchase for cash from each of the other Lenders such portion of each such other Lender's Loans, and shall provide each of such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders, provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower agrees that each Lender so purchasing a portion of another Lender's Loans may exercise all rights of payment (including, without limitation, rights of set-off, to the extent not prohibited by law) with respect to such portion as fully as if such Lender were the direct holder of such portion.

                    (b) In addition to any rights and remedies of the Lenders provided by law, upon the occurrence of an Event of Default and the acceleration of the obligations owing in connection with the Loan Documents, or at any time upon the occurrence and during the continuance of an Event of Default, under
Section 9.1(a) or (b), each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent not prohibited by applicable law, to set-off and apply against any indebtedness, whether matured or unmatured, of the Borrower to such Lender, any amount owing from such Lender to the Borrower, at, or at any time after, the happening of any of the above-mentioned events. To the extent not prohibited by applicable law, the aforesaid right of set-off may be exercised by such Lender against the Borrower or against any trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor of the Borrower, or against anyone else claiming through or against the Borrower or such trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receivers, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender prior to the making, filing or issuance, or service upon such Lender of, or of notice of, any such petition, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena, order or warrant. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

            11.10. Lenders' Representations.

                             Without limiting the rights of a Lender under
Section 11.7, each Lender represents to the Administrative Agent that, in acquiring its Note, it is acquiring the same for its own account for the purpose of investment and not with a view to selling the same in connection with any distribution thereof, provided that the disposition of each Lender's own Property shall at all times be and remain within its control.

            11.11. Indemnity.

                    The Borrower agrees to indemnify and hold harmless the Administrative Agent and each Lender and their respective affiliates, directors, officers, employees, attorneys and agents (each an "Indemnified Person") from and against any loss, cost, liability, damage or expense (including the reasonable fees and disbursements of counsel of such Indemnified Person, including all local counsel hired by any such counsel) incurred by such Indemnified Person in investigating, preparing for, defending against, or providing evidence, producing documents or taking any other action in respect of, any commenced or threatened litigation, administrative proceeding or investigation under any federal securities law or any other statute of any jurisdiction, or any regulation, or at common law or otherwise, which is alleged to arise out of or is based upon (i) any untrue statement or alleged untrue statement of any material fact by the Borrower in any document or schedule executed or filed with any Governmental Authority by or on behalf of the Borrower; (ii) any omission or alleged omission to state any material fact required to be stated in such document or schedule, or necessary to make the statements made therein, in light of the circumstances under which made, not misleading; (iii) any acts, practices or omissions or alleged acts, practices or omissions of the Borrower or its agents relating to the use of the proceeds of any or all borrowings made by the Borrower which are alleged to be in violation of Section 2.14, or in violation of any federal securities law or of any other statute, regulation or other law of any jurisdiction applicable thereto; or (iv) any acquisition or proposed acquisition by the Borrower or any Subsidiary of all or a portion of the Stock, or all or a portion of the assets, of any Person whether such Indemnified Person is a party thereto. The indemnity set forth herein shall be in addition to any other obligations or liabilities of the Borrower to each Indemnified Person under the Loan Documents or at common law or otherwise, and shall survive any termination of the Loan Documents, the expiration of the Aggregate Commitments and the payment of all indebtedness of the Borrower under the Loan Documents, provided that the Borrower shall have no obligation under this Section to an Indemnified Person with respect to any of the foregoing to the extent found in a final judgment of a court having jurisdiction to have resulted primarily out of the gross negligence or wilful misconduct of such Indemnified Person or arising solely from claims between one such Indemnified Person and another such Indemnified Person.

            11.12. Governing Law.

                    The Loan Documents and the rights and obligations of the parties thereunder shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York, without regard to principles of conflict of laws.

            11.13. Headings Descriptive.

                    Section headings have been inserted in the Loan Documents for convenience only and shall not be construed to be a part thereof.

            11.14. Severability.

                    Every provision of the Loan Documents is intended to be severable, and if any term or provision thereof shall be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions thereof shall not be affected or impaired thereby, and any invalidity, illegality or unenforceability in any jurisdiction shall not affect the validity, legality or enforceability of any such term or provision in any other jurisdiction.

            11.15. Integration.

                    All exhibits to a Loan Document shall be deemed to be a part thereof. Except with respect to certain fees of the Administrative Agent, the Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent and the Lenders with respect to the subject matter thereof and supersede all prior agreements and understandings among the Borrower, the Administrative Agent and the Lenders with respect to the subject matter thereof.

            11.16. Consent to Jurisdiction.

                    The Borrower hereby irrevocably submits to the jurisdiction of any New York State or Federal court sitting in the City of New York over any suit, action or proceeding arising out of or relating to the Loan Documents. The Borrower hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. The Borrower hereby agrees that a final judgment in any such suit, action or proceeding brought in such a court, after all appropriate appeals, shall be conclusive and binding upon it.

            11.17. Service of Process.

                    The Borrower hereby agrees that process may be served against it in any suit, action or proceeding referred to in Section 11.16 by sending the same by first class mail, return receipt requested or by overnight courier service, to the address of the Borrower set forth in Section 11.2. The Borrower hereby agrees that any such service (i) shall be deemed in every respect effective service of process upon it in any such suit, action, or proceeding, and (ii) shall to the fullest extent enforceable by law, be taken and held to be valid personal service upon and personal delivery to it.

            11.18. No Limitation on Service or Suit.

                    Nothing in the Loan Documents or any modification, waiver, consent or amendment thereto shall affect the right of the Administrative Agent or any Lender to serve process in any manner permitted by law or limit the right of the Administrative Agent or any Lender to bring proceedings against the Borrower in the courts of any jurisdiction or jurisdictions in which the Borrower may be served.

            11.19. WAIVER OF TRIAL BY JURY.

                    THE ADMINISTRATIVE AGENT, THE LENDERS AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREIN. FURTHER, THE BORROWER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF THE ADMINISTRATIVE AGENT, OR THE LENDERS, OR COUNSEL TO THE ADMINISTRATIVE AGENT OR THE LENDERS, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE ADMINISTRATIVE AGENT OR THE LENDERS WOULD NOT, IN THE EVENT OF SUCH

LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. THE BORROWER ACKNOWLEDGES THAT THE ADMINISTRATIVE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, INTER ALIA, THE
PROVISIONS OF THIS SECTION.

            11.20. Savings Clause; Security Agreement.

                    This Agreement is intended solely as an amendment of, and contemporaneous restatement of, the terms and conditions of the Existing Agreement and is not intended and should not be construed as in any way extinguishing or terminating the Existing Agreement or the Indebtedness incurred thereunder. The Security Agreement remains in full force and effect and continues to secure the obligations of the Borrower as set forth therein. All references in the Security Agreement to the Term Loan Agreement shall be deemed to refer to this Agreement.

                    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                           ITEL CORPORATION

                                           By: ________________________
                                           Name: ______________________
                                           Title: _____________________

                                           THE BANK OF NEW YORK,

                                           Individually and as
                                           Administrative Agent

                                           By: ________________________
                                           Name: ______________________
                                           Title: _____________________

                                           BANK OF AMERICA ILLINOIS

                                           By: ________________________
                                           Name: ______________________
                                           Title: _____________________

                                           BANQUE PARIBAS

                                           By: ________________________
                                           Name: ______________________
                                           Title: _____________________

                                           By: ________________________
                                           Name: ______________________
                                           Title: _____________________

                                           CHEMICAL BANK

                                           By: ________________________
                                           Name: ______________________
                                           Title: _____________________

                                           CAISSE NATIONALE DE CREDIT AGRICOLE

                                           By: ________________________
                                           Name: ______________________
                                           Title: _____________________